Filed Pursuant to Rule
424(b)(2)

File No. 333-263564

Prospectus Supplement To the Prospectus dated April 28, 2022

Up to $100 million
Common Stock

PennantPark Investment Corporation
(“we”, “our”, or “us”) has entered into separate equity distribution agreements, each dated
June
4, 2024, with Truist Securities, Inc. and Keefe, Bruyette & Woods, Inc., each, a sales agent, relating to the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. The equity distribution agreements provide that we may offer and sell shares of our common stock having an aggregate offering price of up to $100 million from time to time through the sales agents. Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on The New York Stock Exchange, or NYSE, or any similar securities exchange or sales made to or through a market maker other than on a securities exchange, at prices related to the prevailing market prices or at negotiated prices. See “
Plan of Distribution
.”
PennantPark Investment Corporation, a Maryland corporation, is a closed-end,
externally managed,
non-diversified
investment company that has elected to be treated as a business development company, or BDC, under the Investment Company Act of 1940, as amended. Our investment objective is to generate both current income and capital appreciation while seeking to preserve capital through debt and equity investments. We invest primarily in U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and, to a lesser extent, equity investments. The companies in which we invest are typically highly leveraged, and, in most cases, are not rated by national rating agencies. If such companies were rated, we believe that they would typically receive a rating below investment grade (between BB and CCC under the Standard & Poor’s system) from the national rating agencies. Securities rated below investment grade are often referred to as “leveraged loans,” “high yield” securities or “junk bonds” and are often higher risk compared to debt instruments that are rated above investment grade and have speculative characteristics. We are externally managed by PennantPark Investment Advisers, LLC, or the Investment Adviser. PennantPark Investment Administration, LLC provides the administrative services necessary for us to operate.
Our common stock is traded on the NYSE under the symbol “PNNT”. The last reported closing price for our common stock on the NYSE on May 31, 2024 was $7.49 per share. The net asset value, or NAV, of our common stock as of March 31, 2024 (the last date prior to the date of this prospectus supplement on which we published NAV) was $7.69 per share.
Under the terms of the equity distribution agreements, each sales agent will receive a commission from us of up to 2.0% of the gross sales price of any shares of common stock sold through such sales agent under the applicable equity distribution agreement. The sales agents are not required to sell any specific number or dollar amount of common stock but will use their commercially reasonable efforts consistent with their respective sales and trading practices to sell the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. We may also sell shares of common stock to a sales agent, as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to a sales agent as principal, we will enter into a separate agreement with such sales agent, setting forth the terms of such transaction, and we will describe such agreement in a separate prospectus supplement. See “
Plan of Distribution
” beginning on page
S-14
of this prospectus supplement. The sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less commissions payable under the applicable equity distribution agreement and discounts, if any, will not be less than the NAV per share of our common stock at the time of such sale. The Investment Adviser may, from time to time, in its sole discretion, pay some or all of the commissions payable under the equity distribution agreements or make additional supplemental payments to ensure that the sales price per share of our common stock in connection with all of the offerings made hereunder will not be less than our current NAV per share. Any such payments made by the Investment Adviser will not be subject to reimbursement by us.
This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in our securities and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. You may also obtain such information free of charge or make stockholder inquiries by contacting us in writing at 1691 Michigan Avenue, Miami Beach, Florida 33139, by calling us collect at (786)
297-9500
or by visiting our website at
www.pennantpark.com
. Except for the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, the information on our website is not part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at
www.sec.gov
that contains such information free of charge.
Investing in our common stock involves a high degree of risk, including the risk of leverage. Before buying any shares of our common stock, you should read the discussion of the material risks of investing in us described in the section titled “Risk Factors” on page
S-10
of this prospectus supplement and in our most recent Annual Report on Form
10-K,
our most recent Quarterly Reports on Form
10-Q
and under similar headings in other documents that are filed with the SEC on or after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.
Shares of
closed-end
investment companies, including BDCs, frequently trade at a discount to their NAV. If our shares trade at a discount to our NAV, it may increase the risk of loss for purchasers in this offering.

Truist Securities	Keefe, Bruyette & Woods A Stifel Company
The date of this prospectus supplement is June 4, 2024.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes specific details regarding the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus or the information included in any document filed prior to the date of this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any free writing prospectus that we have authorized for use in connection with this offering and any exhibits and documents incorporated by reference before you make an investment decision.
WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. NEITHER WE NOR ANY SALES AGENT HAS AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS PREPARED BY OR ON BEHALF OF US THAT RELATES TO THIS OFFERING. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE SALES AGENTS ARE NOT, MAKING AN OFFER TO SELL SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, INCLUDING THE DOCUMENTS WE INCORPORATE BY REFERENCE HEREIN, THE ACCOMPANYING PROSPECTUS AND ANY FREE WRITING PROSPECTUS, INCLUDING THE DOCUMENTS WE INCORPORATE BY REFERENCE THEREIN, ARE ACCURATE ONLY AS OF THEIR RESPECTIVE DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY SALES OF SHARES OF OUR COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider in making an investment decision. References to our portfolio and investments include investments we make through our consolidated subsidiaries. Some of the statements in this prospectus supplement and accompanying prospectus constitute forward-looking statements which apply to us and our consolidated subsidiaries, and relate to future events, future performance or future financial condition. The forward-looking statements involve risks and uncertainties on a consolidated basis and actual results could differ materially from those projected in the forward-looking statements for many reasons, including those factors discussed in the section titled “Risk Factors” in our most recent Annual Report on Form
10-K,
our most recent Quarterly Reports on Form
10-Q
and elsewhere in this prospectus supplement and the accompanying prospectus. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and accompanying prospectus.
In this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, “1940 Act” refers to the Investment Company Act of 1940, as amended; “2026 Notes” refers to our 4.50% Notes due May 2026; “2026
Notes-2”
refers to our 4.00% Notes due November 2026; “Administrator” refers to PennantPark Investment Administration, LLC; “BDC” refers to a business development company under the 1940 Act; “Code” refers to the Internal Revenue Code of 1986, as amended; the terms “Company,” “we,” “our” or “us” refer to PennantPark Investment Corporation and its wholly-owned consolidated subsidiaries; “Funding I” refers to PennantPark Investment Funding I, LLC, a wholly-owned subsidiary prior to deconsolidation on July 31, 2020; “GAAP” refers to U.S. generally accepted accounting principles; “PennantPark Investment Advisers” or “Investment Adviser” refers to PennantPark Investment Advisers, LLC; “PSLF” refers to PennantPark Senior Loan Fund LLC, an unconsolidated joint venture; “PTSF II” refers to PennantPark-TSO Senior Loan Fund II LP, an unconsolidated limited partnership, organized as a Delaware limited partnership; “RIC” refers to a regulated investment company under the Code; and “Truist Credit Facility” refers to our multi-currency, senior secured revolving credit facility with Truist Bank, as amended and restated. References to our portfolio, our investments and our business include investments we make through our subsidiaries.
General Business of PennantPark Investment Corporation
PennantPark Investment Corporation is a BDC whose objectives are to generate both current income and capital appreciation while seeking to preserve capital through debt and equity investments primarily made to U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments.
We believe middle-market companies offer attractive risk-reward to investors due to a limited amount of capital available for such companies. We seek to create a diversified portfolio that includes first lien secured debt, second lien secured debt, subordinated debt and equity investments by investing approximately $10 million to $50 million of capital, on average, in the securities of middle-market companies. We expect this investment size to vary proportionately with the size of our capital base. We use the term “middle-market” to refer to companies with annual revenues between $50 million and $1 billion. The companies in which we invest are typically highly leveraged, and, in most cases, are not rated by national rating agencies. If such companies were rated, we believe that they would typically receive a rating below investment grade (between BB and CCC under the Standard & Poor’s system) from the national rating agencies. Securities rated below investment grade are often referred to as “leveraged loans” or “high yield” securities or “junk bonds” and are often higher risk compared to debt instruments that are rated above investment grade and have speculative characteristics. Our debt investments may generally range in maturity from three to ten years and are made to U.S. and, to a limited extent, non-U.S. corporations, partnerships and other business entities which operate in various industries and geographical regions. Our investment activity depends on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.
Organization and Structure of PennantPark Investment Corporation
PennantPark Investment Corporation, a Maryland corporation organized in January 2007, is a closed-end,
externally managed,
non-diversified
investment company that has elected to be treated as a BDC under the 1940 Act. In addition, for federal income tax purposes we have elected to be treated, and intend to qualify annually, as a RIC under the Code.
Our investment activities are managed by the Investment Adviser. Under our Investment Management Agreement, we have agreed to pay our Investment Adviser an annual base management fee based on our average adjusted gross assets as well as an incentive fee based on our investment performance. We have also entered into an Administration Agreement with our Administrator. Under the Administration Agreement, we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and our allocable portion of the costs of compensation and related expenses of our Chief Financial Officer, Chief Compliance Officer, Corporate Counsel and their respective staffs. Our board of directors, a majority of whom are independent of us, provides overall supervision of our activities, and the Investment Adviser supervises our day-to-day
activities.
Our Investment Adviser and Administrator
We utilize the investing experience and contacts of PennantPark Investment Advisers in developing what we believe is an attractive and diversified portfolio. The senior investment professionals of the Investment Adviser have worked together for many years and average over 25 years of experience in the senior lending, mezzanine lending, leveraged finance, distressed debt and private equity businesses. In addition, our senior investment professionals have been involved in originating, structuring, negotiating, managing and monitoring investments in middle-market companies across changing economic and market cycles. We believe this experience and history have resulted in a reputation as a respected partner to financial sponsors, management teams, investment bankers, attorneys and accountants, which provides us with access to substantial investment opportunities across the capital markets. Our Investment Adviser has a rigorous investment approach, which is based upon intensive financial analysis with a focus on capital preservation, diversification and active management. Since our Investment Adviser’s inception in 2007, it has invested through its managed funds $20.3 billion in 674 companies with more than 200 different financial sponsors through its managed funds, which includes investments by the Company totaling $8.0 billion in 351 companies.
Our Administrator has experienced professionals with substantial backgrounds in finance and administration of registered investment companies. In addition to furnishing us with clerical, bookkeeping and record keeping services, the Administrator also oversees our financial records as well as the preparation of our reports to stockholders and reports filed with the Securities and Exchange Commission, or the SEC. The Administrator assists in the determination and publication of our net asset value, or NAV, oversees the preparation and filing of our tax returns, and monitors the payment of our expenses as well as the performance of administrative and professional services rendered to us by others. Furthermore, our Administrator offers, on our behalf, significant managerial assistance to those portfolio companies to which we are required to offer such assistance.

See “Risk Factors—Risks Relating to our Business and Structure-There are significant potential conflicts of interest which could impact our investment returns” in our most recent Annual Report on Form
10-K
for more information.
Our Corporate Information
Our administrative and principal executive offices are located at 1691 Michigan Avenue, Miami Beach, Florida 33139. Our common stock is quoted on The New York Stock Exchange under the symbol “PNNT”. Our phone number is (786)
297-9500,
and our internet website address is
www.pennantpark.com
. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement. We file periodic reports, proxy statements and other information with the SEC and make such reports available on our website free of charge as soon as reasonably practicable. In addition, the SEC maintains an Internet site at
www.sec.gov
that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING
This section outlines the specific legal and financial terms of this offering. You should read this section together with the more general description of our common stock in the accompanying prospectus under the heading “Description of Our Capital Stock” before investing in our common stock. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the equity distribution agreements, as applicable.

Common stock offered by the Company	Up to $ 100 million of our common stock

Common stock outstanding as of May 31, 2024	65,224,500

Manner of offering	“At the market offering” that may be made from time to time through Truist Securities, Inc. and Keefe, Bruyette & Woods, Inc., the sales agents, using commercially reasonable efforts. See “Plan of Distribution.”

NYSE symbol	“PNNT”

Use of Proceeds	Common stock issued in this offering will be listed on the NYSE under the symbol “PNNT.”

If we sell shares of our common stock with an aggregate offering price of $100 million, we anticipate that our net proceeds, after deducting an assumed maximum sales agents’ commissions and estimated expenses payable by us, will be approximately $97.8 million.

We expect to use the net proceeds from this offering to invest in new or existing portfolio companies or for other general corporate or strategic purposes, including repaying amounts outstanding under our existing indebtedness. See “Use of Proceeds” for more information.

Trading at a Discount	Shares of
closed-end
investment companies, including BDCs, frequently trade at a discount to their NAV. The risk that our shares may trade at a discount to our NAV is separate and distinct from the risk that our NAV per share may decline. We cannot predict whether our shares will trade above, at or below NAV. The Investment Adviser may, from time to time, in its sole discretion, pay some or all of the commissions payable under the equity distribution agreements or make additional supplemental payments to ensure that the sales price per share of our common stock in connection with all of the offerings made hereunder will not be less than our current NAV per share. Any such payments made by the Investment Adviser will not be subject to reimbursement by us.

Distributions on Common Stock	The timing and amount of our monthly distributions to stockholders, if any, are determined by our board of directors. While we intend to make distributions on a monthly basis to our stockholders out of assets legally available for distribution, we may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of our distributions from time to time.

In addition, we may be limited in our ability to make distributions due to the asset coverage requirements applicable to us as a BDC under the 1940 Act. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including the possible loss of our ability to be subject to tax as a RIC. We cannot assure stockholders that they will receive any distributions.

Taxation	We have elected to be treated, and intend to qualify annually to maintain our election to be treated, as a RIC under Subchapter M of the Code. To maintain our RIC tax election, we must, among other requirements, meet certain annual source-of-income
and quarterly asset diversification requirements. We also must annually distribute dividends for U.S. federal income tax purposes to our stockholders out of the assets legally available for distribution of an amount generally at least equal to 90% of the sum of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, or investment company taxable income, determined without regard to any deduction for dividends paid.

Risk Factors	Investing in our common stock involves risks. See “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form
10-K
and our most recent Quarterly Reports on Form
10-Q,
each of which is incorporated by reference into this prospectus supplement, and in any free writing prospectuses we have authorized for use in connection with this offering, and under similar headings in the documents that are filed with the SEC on or after the date hereof and are incorporated by reference into this prospectus supplement and the accompanying prospectus.

FEES AND EXPENSES
The following table will assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary from actual results. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder transaction expenses
Sales load (as a percentage of offering price)	2.00	% (1)
Offering expenses (as a percentage of offering price) Dividend reinvestment plan expenses	0.25 —	% (2) (3)
Total stockholder expenses (as a percentage of offering price)	2.25%

Estimated annual expenses (as a percentage of average net assets attributable to common shares) (4)
Management fees	3.30	% (5)
Incentive fees	2.41	% (6)
Interest on borrowed funds	9.47	% (7)
Acquired fund fees and expenses	10.84	% (8)
Other expenses	2.16	% (9)

Total estimated annual expenses	28.18	% (10)

(1)
Represents the maximum sales agents’ commission with respect to the shares of our common stock sold by us in this offering. There is no guarantee that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

(2)	The percentage reflects estimated offering expenses payable by us of approximately $250,000 for the estimated duration of this offering.
(3)	The expenses of the dividend reinvestment plan are included in “Other expenses.”
(4)	Net assets attributable to common shares equals average net assets as of March 31, 2024.
(5)
The contractual management fee is calculated at an annual rate of 1.50% of our average adjusted gross assets up to 200% of the Company’s total net assets as of the immediately preceding quarter-end
and 1.00% for amounts that exceed such amount as of the immediately preceding quarter-end.

(6)
The portion of incentive fees paid with respect to net investment income and capital gains, if any, is based on actual amounts incurred during the fiscal quarter ended March 31, 2024, annualized for a full year. Such incentive fees are based on performance, vary from period to period and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals
17.5
% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. For purposes of this chart and our Consolidated Financial Statements, our incentive fees on capital gains are calculated in accordance with GAAP. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future periods, if any, may be substantially different than the fee earned during the fiscal quarter ended March 31, 2024. For more detailed information about the incentive fee, please see “Item 1. Business—Investment Management Agreement” and “Item 1. Business—Investment Advisory Fees” in our most recent Annual Report on
Form 10-K.

(7)
As of March 31, 2024, we had $78.5 million of unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio, under the 1940 Act. As of such date, we had $396.5 million in borrowings outstanding under the Truist Credit Facility, $150.0 million in aggregate principal of 2026 Notes and $165.0 million in aggregate principal of 2026
Notes-2.
We may use proceeds of this offering, if any, to repay outstanding obligations under our existing financing arrangements or other indebtedness. We intend to re-borrow
under our Truist Credit Facility to finance our investment objectives. We have estimated the annual interest expense on borrowed funds and we caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing, which may be substantially higher than the estimate provided in this table.
(8)
Our stockholders indirectly bear 60.5% of the expenses of our investment in PSLF. No management fee is charged by PennantPark Investment Advisers in connection with PSLF. PSLF pays the Administrator an annual fee of 0.25% of average gross assets under management. For this chart, PSLF fees and operating expenses are based on our share of the actual fees and operating expenses of PSLF for the fiscal quarter ended March 31, 2024, annualized for a full year. Expenses for PSLF may fluctuate over time and may be substantially higher or lower in the future.

Our stockholders indirectly bear 23.1% of the expenses of our investment in PTSF II. A management fee equal to 0.50% per annum of the gross assets of PTSF II and its subsidiaries is charged by PennantPark Investment Advisers in connection with PTSF II. For this chart, PTSF II fees and operating expenses are based on our share of the actual fees and operating expenses of PTSF II for the fiscal quarter ended March 31, 2024, annualized for a full year. Expenses for PTSF II may fluctuate over time and may be substantially higher or lower in the future.

(9)
“Other expenses” includes our general and administrative expenses, professional fees, directors’ fees, insurance costs, taxes, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are estimated for the current fiscal year based on actual other expenses for the fiscal quarter ended March 31, 2024, annualized for a full year.

(10)
“Total estimated annual expenses” as a percentage of average net assets attributable to common shares, to the extent we borrow money to make investments, are higher than the total estimated annual expenses percentage would be for a company that is not leveraged. We may borrow money to leverage our net assets and increase our total assets. The SEC requires that the “total estimated annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness) rather than total assets, which include assets that have been funded with borrowed money. If the “Total estimated annual expenses” percentage were calculated instead as a percentage of total assets, our “Total estimated annual expenses” would be 11.1% of average total assets.

Example
The following example illustrates the projected dollar amount of total cumulative expenses that you would pay on a $1,000 hypothetical investment in common shares, assuming (1) a 2.0% sales load (the maximum commission to be paid by us with respect to common stock sold by us in this offering) and offering expenses totaling 0.25%, (2) total net estimated annual expenses of 25.77% of average net assets attributable to common shares as set forth in the table above (other than performance-based incentive fees) and (3) a 5.0% annual return.

You would pay the following expenses on a $1,000 common stock investment	1 Years	3 Years	5 Years	10 Years
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$248	$569	$770	$1,003
Assuming a 5% annual return (assumes return only from realized capital gains and thus subject to the capital gains incentive fee)	$256	$581	$780	$1,002
This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses may be greater or less than those assumed. The table above is provided to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. If we were to earn an annual return equal to or less than 5.0% from net investment income, the incentive fee under our Investment Management Agreement would not be earned or payable. If our returns on our investments, including the realized capital gains, result in an incentive fee, then our expenses would be higher. The example assumes that all distributions are reinvested at NAV. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distributions” in our most recent Annual Report on Form
10-K
for more information.

RISK FACTORS
Investing in our shares of our common stock may be speculative and involves a high degree of risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form
10-K,
our most recent Quarterly Reports on Form
10-Q,
as well as other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering and under similar headings in the documents that we file with the SEC on or after the date of this prospectus supplement and are incorporated by reference into this prospectus supplement and the accompanying prospectus.
The risks described in these documents are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. In such case, our NAV and the trading price of our common stock could decline, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents we incorporate by reference herein, and the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference therein, contain statements that constitute forward-looking statements, which relate to us and our consolidated subsidiaries regarding future events or our future performance or future financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our Company, our industry, our beliefs and our assumptions. The forward-looking statements contained in this prospectus supplement, including the documents we incorporate by reference herein, and the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference therein, involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our prospective portfolio companies;

•	changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets that could result in changes to the value of our assets;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the impact of a protracted decline in the liquidity of credit markets on our business;

•	the impact of investments that we expect to make;

•	the impact of fluctuations in interest rates and foreign exchange rates on our business and our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	the ability of our prospective portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our prospective portfolio companies;

•	the impact of price and volume fluctuations in the stock market;

•	increasing levels of inflation, and its impact on us and our portfolio companies;

•	the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the impact of future legislation and regulation on our business and our portfolio companies;

•	the impact of the ongoing invasion of Ukraine by Russia, and other world economic and political issues; and

•	the inability to develop and maintain effective internal control over financial reporting.
We use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. You should not place undue influence on the forward-looking statements as our actual results could differ materially
from those projected in the forward-looking statements for any reason, including the factors in “Risk Factors” in our most recent Annual Report on Form
10-K,
our most recent Quarterly Reports on Form
10-Q,
in the documents incorporated by reference herein, and elsewhere in this prospectus supplement and the accompanying prospectus.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement, including the documents we incorporate by reference herein, and the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference therein, should not be regarded as a representation by us that our plans and objectives will be achieved. We have based the forward-looking statements included in this prospectus supplement on information available to us on the date of this prospectus supplement, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements in this prospectus supplement, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including Annual Reports on Form
10-K,
Quarterly Reports on Form
10-Q
and Current Reports on Form
8-K.
You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, do not apply to forward-looking statements made in connection with any offering of securities pursuant to this prospectus supplement or in periodic reports we file under the Exchange Act.

USE OF PROCEEDS
Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. There is no guarantee that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Actual sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be less than the proceeds set forth in this paragraph depending on the market price of our common stock at the time of any such sale. As a result, the actual net proceeds we receive may be more or less than the amount of net proceeds estimated in this prospectus supplement. The sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less commissions payable under the equity distribution agreements and discounts, if any, along with any additional supplemental payments made by the Investment Adviser, will not be less than the NAV per share of our common stock at the time of such sale. If we sell shares of our common stock with an aggregate offering amount of $100 million, we anticipate that our net proceeds, after deducting an assumed maximum sales agents’ commissions and estimated expenses payable by us, will be approximately $97.8 million.
We expect to use the net proceeds from this offering to invest in new or existing portfolio companies or for other general corporate or strategic purposes, including repaying amounts outstanding under our existing indebtedness which may include the Truist Credit Facility, the 2026 Notes and the 2026
Notes-2.
As of March 31, 2024, we had the multi-currency Truist Credit Facility for up to $475.0 million (decreased from $500.0 million in September 2023), which may be further increased up to $750.0 million in borrowings with certain lenders and Truist Bank, acting as administrative agent, Regions Bank, acting as an additional multicurrency lender, and JPMorgan Chase Bank, N.A., acting as syndication agent for the lenders. As of March 31, 2024, we had $396.5 million in outstanding borrowings under the Truist Credit Facility. The Truist Credit Facility had a weighted average interest rate of 7.7%, exclusive of the fee on undrawn commitment, as of March 31, 2024. The Truist Credit Facility is a revolving facility with a stated maturity date of July 29, 2027 and pricing set at 235 basis points over SOFR (or an alternative risk-free floating interest rate index).
As of March 31, 2024, we had $150.0 million in aggregate principal amount of our 2026 Notes outstanding. Interest on the 2026 Notes is paid semi-annually on May 1 and November 1 of each year, at a rate of 4.50% per year. The 2026 Notes mature on May 1, 2026 and may be redeemed in whole or in part at our option subject to a make-whole premium if redeemed more than three months prior to maturity.
As of March 31, 2024, we had $165.0 million in aggregate principal amount of our 2026
Notes-2
outstanding. Interest on the 2026
Notes-2
is paid semi-annually on May 1 and November 1 of each year, at a rate of 4.00% per year. The 2026
Notes-2
mature on November 1, 2026 and may be redeemed in whole or in part at our option subject to a make-whole premium if redeemed more than three months prior to maturity.
We may invest the net proceeds from selling securities pursuant to this prospectus supplement in new or existing portfolio companies, and such investments may take up to a year from the closing of this offering, in part because privately negotiated investments in illiquid securities or private middle-market companies require substantial due diligence and structuring. During this period, we may use the net proceeds from this offering to reduce then-outstanding indebtedness or to invest such proceeds in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We expect to earn yields on such investments, if any, that are lower than the interest income that we anticipate receiving in respect of investments in non-temporary
investments. As a result, any distributions we make during this investment period may be lower than the distributions that we would expect to pay when such proceeds are fully invested in non-temporary
investments. See “Business-Regulation—Temporary Investments” in our most recently filed Annual Report on Form
10-K
for more information.

PLAN OF DISTRIBUTION
We have entered into separate equity distribution agreements, each dated June 4, 2024, with Truist Securities, Inc. and Keefe, Bruyette & Woods, Inc. under which Truist Securities, Inc. and Keefe, Bruyette & Woods, Inc. will act as the sales agents in connection with the offer and sale of up to $100 million of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Upon instructions from us, the sales agents will use their commercially reasonable efforts consistent with their respective normal sales and trading practices to sell, as the sales agents, our common stock under the terms and subject to the conditions set forth in the equity distribution agreements. We will instruct the sales agents as to the minimum amount of common stock to be sold through the offering, the time period during which sales are requested to be made, any limitation on the number of shares of common stock that may be sold in any one trading day and any minimum price below which sales may not be made. We may instruct the sales agents not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. The sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less commissions payable under the applicable equity distribution agreement and discounts, if any, will not be less than the NAV per share of our common stock at the time of such sale. The Investment Adviser may, from time to time, in its sole discretion, pay some or all of the commissions payable under the equity distribution agreements or make additional supplemental payments to ensure that the sales price per share of our common stock in connection with all of the offerings made hereunder will not be less than our current NAV per share. Any such payments made by the Investment Adviser will not be subject to reimbursement by us. We or the sales agents may suspend the offering of shares of common stock upon proper notice and subject to other conditions.
Sales of the shares of our common stock, if any, by us under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or similar securities exchanges or sales made to or through a market maker other than on a securities exchange at prices related to the prevailing market prices or at negotiated prices.
A sales agent will provide written confirmation of a sale to us as soon as practicable following the close of trading on the NYSE each day in which shares of our common stock are sold under the applicable equity distribution agreement. Each confirmation will include the number of shares of common stock sold on such day, the net proceeds payable to us and the aggregate compensation payable by us to such sales agent in connection with such sales.
We will pay each sales agent a commission of up to 2.0% of the gross sales price of shares of our common stock sold through such sales agent pursuant to this prospectus supplement. The estimated offering expenses payable by us, in addition to such commission and reimbursement of expenses, are approximately $250,000, which includes legal, accounting and printing costs and various other fees associated with registering the shares of common stock as well as an aggregate of $50,000 in reimbursement of reasonable fees and expenses of counsel to the sales agents incurred in connection with the initial launch of the “at the market” offering and up to $10,000 per calendar quarter during the term of the equity distribution agreements for fees and expenses of counsel to the sales agents incurred in connection with quarterly updates for this offering. The remaining sales proceeds, after deducting any other transaction fees, will equal net proceeds from the sale of such shares payable to us.
Settlement for sales of shares of common stock will occur on the first trading day following the date on which such sales are made, or on some other date that is agreed upon by us and the applicable sales agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Under the terms of the equity distribution agreements, we may also sell shares of our common stock to a sales agent as principal for its own accounts at a price agreed upon at the time of sale. The sales agents may offer our common stock sold to them as principals from time to time through public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. If we sell shares to a sales agent as principal, we will enter into a separate agreement with such sales agent, setting forth the terms of such transaction, and we will describe such agreement in a separate prospectus supplement.
We will report at least quarterly the number of shares of common stock sold by us through the sales agents under the equity distribution agreements and the net proceeds to us.
In connection with the sale of our common stock on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents with respect to certain civil liabilities, including liabilities under the Securities Act.
The offering of shares of common stock by us pursuant to the equity distribution agreements will terminate upon the earlier of (i) the sale of all common stock subject to the equity distribution agreements or (ii) the termination of the equity distribution agreements as permitted therein.
The principal business addresses of the sales agents are: Truist Securities, Inc., 3333 Peachtree Road, NE, 11th Floor, Atlanta, GA 30326 and Keefe, Bruyette, & Woods, Inc., 787 7
th
Avenue, 4
th
Floor, New York, NY 10019.

LEGAL MATTERS
Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for PennantPark Investment Corporation by Dechert LLP and Venable LLP. Certain legal matters in connection with the offering will be passed upon for the sales agents by Kirkland & Ellis LLP.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of PennantPark Investment Corporation and our subsidiaries as of September 30, 2023 and 2022 and for each of the years in the three-year period ended September 30, 2023 and the effectiveness of internal control over financial reporting as of September 30, 2023 incorporated in this prospectus supplement by reference from our Annual Report on Form
10-K
for the year ended September 30, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to the reclassification of certain amounts presented therewithin of the 2022 financial statements), incorporated herein by reference, and have been incorporated in this Prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The report of RSM US LLP dated December 7, 2023, on the effectiveness of internal control over financial reporting as of September 30, 2023, expressed an opinion that PennantPark Investment Corporation had not maintained effective internal control over financial reporting as of September 30, 2023, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.
INDEPENDENT AUDITOR
The consolidated financial statements of PennantPark Senior Loan Fund, LLC as of September 30, 2023, September 30, 2022 and September 30, 2021 and for the years then ended included as Exhibits 99.3 and 99.4 in our Annual Report on Form
10-K
for the fiscal year ended September 30, 2023 have been incorporated herein by reference, and have been incorporated in this prospectus supplement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
This prospectus supplement is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus supplement, and later information that we file with the SEC will automatically update and, where applicable, supersede this information.
We incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus supplement have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form
8-K
or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement.
This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, accepted on December 7, 2023;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 13, 2023;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2023 and March 31, 2024, filed with the SEC on February 7, 2024 and May 8, 2024, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on February 9, 2024; and

•
The description of our common stock contained in Exhibit 4.7 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (File
No. 814-00736),
as filed with the SEC on November 21, 2019.

To obtain copies of these filings, see “Available Information.”
AVAILABLE
INFORMATION
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by calling us collect at (786)
297-9500
or on our website at
www.pennantpark.com
. Except for the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, the information on our website is not part of this prospectus supplement or the accompanying prospectus. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available free of charge on the SEC’s Internet website at
www.sec.gov
.

PROSPECTUS

$750,000,000

Common Stock

Preferred Stock

Warrants

Subscription Rights

Debt Securities

Units

PennantPark Investment Corporation is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended.

Our investment objectives are to generate both current income and capital appreciation while seeking to preserve capital through debt and equity investments primarily made to U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. We can offer no assurances that we will achieve our investment objectives.

We are managed by PennantPark Investment Advisers, LLC. PennantPark Investment Administration, LLC provides the administrative services necessary for us to operate.

We may offer, from time to time, in one or more offerings or series, together or separately, up to $750,000,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights, debt securities, or units, which we refer to, collectively, as the “securities.” We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus. In the event we offer common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders and approval of our board of directors, or (3) under such circumstances as the Securities and Exchange Commission, or the SEC, may permit. See “Risk Factors” on page 9 and “Sales of Common Stock Below Net Asset Value” on page 15 of this prospectus for more information.

Our common stock is traded on The New York Stock Exchange under the symbol “PNNT.” Prior to April 14, 2022, our common stock was traded on The Nasdaq Global Select Market under the same symbol. The last reported closing price for our common stock on April 19, 2022 was $7.95 per share, and our net asset value on December 31, 2021 was $10.11 per share.

This prospectus and any accompanying prospectus supplement contain important information you should know before investing in our securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with offerings. The prospectus supplement and any free writing prospectus may also add, update, or change information contained in this prospectus. Please read this prospectus, the applicable prospectus supplement, and any free writing prospectus, and the documents incorporated by reference, before you invest in our securities and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also obtain such information free of charge or make stockholder inquiries by contacting us in writing at 1691 Michigan Avenue, Miami Beach, Florida 33139, by calling us collect at (212) 905-1000 or by visiting our website at www.pennantpark.com. The information on our website is not incorporated by reference into this prospectus. The SEC also maintains a website at www.sec.gov that contains such information free of charge.

Investing in our securities involves a high degree of risk, including the risk of the use of leverage. Before buying any of our securities, you should read the discussion of the material risks of investing in us in “Risk Factors” beginning on page 9 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Prospectus dated April 28, 2022

You should rely only on the information contained in this prospectus, any accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference in this prospectus and any applicable prospectus supplement when considering whether to purchase any securities offered by this prospectus. We have not authorized anyone to provide you with additional information, or information different from that contained in this prospectus and any accompanying prospectus supplements or free writing prospectuses. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted. The information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus is accurate only as of the date of this prospectus or such prospectus supplement or free writing prospectus. We will update these documents to reflect material changes only as required by law. Our business, financial condition, results of operations and prospects may have changed since then.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using the “shelf” registration process. Under the shelf registration process, we may offer from time to time up to $750,000,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights, debt securities, or units on the terms to be determined at the time of the offering. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities that we may offer. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and our business, financial condition, results of operations and prospects may have changed since that date. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and any prospectus supplement and any free writing prospectus, together with any exhibits and the additional information described in the sections titled “Incorporation By Reference” and “Available Information,” before you make an investment decision.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider in making an investment decision. References to our portfolio, our investments and our business include investments we make through our consolidated subsidiaries. Some of the statements in this prospectus constitute forward-looking statements, which apply to both us and our consolidated subsidiaries, as applicable, and relate to future events, future performance or financial condition. The forward-looking statements involve risks and uncertainties on a consolidated basis and actual results could differ materially from those projected in the forward-looking statements for many reasons, including those factors discussed in “Risk Factors” and elsewhere in this prospectus. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. In this prospectus and any accompanying prospectus supplement or free writing prospectus, except where the context suggests otherwise: the terms “we,” “us,” “our” and “Company” refer to PennantPark Investment Corporation and its consolidated subsidiaries; “PennantPark Investment” refers to only PennantPark Investment Corporation; “our SBIC Fund” refers collectively to our consolidated subsidiary, PennantPark SBIC II LP, or SBIC II, and its general partner, PennantPark SBIC GP II, LLC; “Funding I” refers to PennantPark Investment Funding I, LLC; “Taxable Subsidiary” refers to PNNT Investment Holdings, LLC; “PSLF” refers to PennantPark Senior Loan Fund, LLC, an unconsolidated joint venture; “PennantPark Investment Advisers” or “Investment Adviser” refers to PennantPark Investment Advisers, LLC; “PennantPark Investment Administration” or “Administrator” refers to PennantPark Investment Administration, LLC; “SBA” refers to the Small Business Administration; “BNP Credit Facility” refers to our revolving credit facility with BNP Paribas prior to deconsolidation of Funding I; “Truist Credit Facility” refers to our multi-currency, senior secured revolving credit facility with Truist Bank (formerly SunTrust Bank), as amended and restated; “2024 Notes” refers to our 5.50% Notes due 2024; “2026 Notes” refers to our 4.50% Notes due May 2026; “2026 Notes-2” refers to our 4.00% Notes due November 2026; “1940 Act” refers to the Investment Company Act of 1940, as amended; “1958 Act” refers to the Small Business Investment Act of 1958, as amended; “Code” refers to the Internal Revenue Code of 1986, as amended; “RIC” refers to a regulated investment company under the Code; and “BDC” refers to a business development company under the 1940 Act.

General Business of PennantPark Investment Corporation

PennantPark Investment Corporation is a BDC whose objectives are to generate both current income and capital appreciation while seeking to preserve capital through debt and equity investments primarily made to U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments.

We believe U.S. middle-market companies offer attractive risk-reward to investors due to a limited amount of capital available for such companies. We seek to create a diversified portfolio that includes first lien secured debt, second lien secured debt, subordinated debt and equity investments by investing approximately $10 million to $50 million of capital, on average, in the securities of middle-market companies. We expect this investment size to vary proportionately with the size of our capital base. We use the term “middle-market” to refer to companies with annual revenues between $50 million and $1 billion. The companies in which we invest are typically highly leveraged, and, in most cases, are not rated by national rating agencies. If such companies were rated, we believe that they would typically receive a rating below investment grade (between BB and CCC under the Standard & Poor’s, or S&P, system) from the national rating agencies. Securities rated below investment grade are often referred to as “leveraged loans” or “high yield” securities or “junk bonds” and are often higher risk compared to debt instruments that are rated above investment grade and have speculative characteristics. Our debt investments may generally range in maturity from three to ten years and are made to U.S. and, to a limited extent, non-U.S. corporations, partnerships and other business entities which operate in various industries and geographical regions.

Our investment activity depends on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives. For a description of our debt capital, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Organization and Structure of PennantPark Investment Corporation

PennantPark Investment Corporation, a Maryland corporation organized in January 2007, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a BDC under the 1940 Act. In addition, for federal income tax purposes we have elected to be treated, and intend to qualify annually, as a RIC under the Code.

SBIC II, our wholly owned subsidiary, was organized in Delaware as a limited partnership in July 2012. SBIC II received a license from the SBA to operate as a Small Business Investment Company, or SBIC, under Section 301(c) of the Small Business Investment Act of 1958, as amended, or the 1958 Act, in 2013. SBIC II’s objectives are to generate both current income and capital appreciation through debt and equity investments generally by investing with us in SBA-eligible businesses that meet the investment selection criteria used by PennantPark Investment.

Our Investment Adviser and Administrator

We utilize the investing experience and contacts of PennantPark Investment Advisers in developing what we believe is an attractive and diversified portfolio. The senior investment professionals of the Investment Adviser have worked together for many years and average over 25 years of experience in the senior lending, mezzanine lending, leveraged finance, distressed debt and private equity businesses. In addition, our senior investment professionals have been involved in originating, structuring, negotiating, managing and monitoring investments in each of these businesses across changing economic and market cycles. We believe this experience and history has resulted in a strong reputation with financial sponsors, management teams, investment bankers, attorneys and accountants, which provides us with access to substantial investment opportunities across the capital markets. Our Investment Adviser has a rigorous investment approach, which is based upon intensive financial analysis with a focus on capital preservation, diversification and active management. Since our Investment Adviser’s inception in 2007, it has invested $15.0 billion in 605 companies with over 200 different financial sponsors through its managed funds, which includes investments by the Company totaling $6.7 billion in 302 companies.

Our Administrator has experienced professionals with substantial backgrounds in finance and administration of registered investment companies. In addition to furnishing us with clerical, bookkeeping and record keeping services, the Administrator also oversees our financial records as well as the preparation of our reports to stockholders and reports filed with the SEC and the SBA. The Administrator assists in the determination and publication of our net asset value, or NAV, oversees the preparation and filing of our tax returns, and monitors the payment of our expenses as well as the performance of administrative and professional services rendered to us by others. Furthermore, our Administrator offers, on our behalf, significant managerial assistance to those portfolio companies to which we are required to offer such assistance. See “Risk Factors—Risks Relating to our Business and Structure—There are significant potential conflicts of interest which could impact our investment returns” in our most recent Annual Report on Form 10-K for more information.

Market Opportunity

We believe that the limited amount of capital available to middle-market companies, coupled with the desire of these companies for flexible sources of capital, creates an attractive investment environment for us. From our perspective, middle-market companies have faced difficulty in raising debt through private and public capital markets. We believe that, as a result of the difficulties in the credit markets and fewer sources of capital for middle-market companies, we see opportunities for improved risk-reward on our investments. Furthermore, we believe with a large pool of uninvested private equity capital seeking debt capital to complete private investments and a substantial supply of refinancing opportunities, there is an opportunity to attain attractive risk-reward returns with debt investments. See “Business” in our most recent Annual Report on Form 10-K for more information.

Use of Proceeds

We may use the net proceeds from selling securities pursuant to this prospectus to reduce our then-outstanding debt obligations to invest in new or existing portfolio companies, to capitalize a subsidiary or for other general corporate or strategic purposes. Any supplements to this prospectus or free writing prospectus relating to an offering will more fully identify the use of the proceeds from such offering. See “Use of Proceeds” for more information.

Distributions on Common Stock

We intend to continue making quarterly distributions to our common stockholders. Our quarterly distributions, if any, are determined by our board of directors. Distributions may include a return of capital. See “Distributions” for more information.

Dividends on Preferred Stock

We may issue preferred stock from time to time, although we have no immediate intention to do so. Any such preferred stock will be a senior security for purposes of the 1940 Act and, accordingly, subject to the leverage test under the 1940 Act. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash dividends at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock can range from weekly to quarterly and is subject to extension. The dividend rate could be variable and determined for each dividend period. See “Description of our Preferred Stock” for more information.

Dividend Reinvestment Plan

We have adopted an “opt-out” dividend reinvestment plan that provides for reinvestment of our distributions on behalf of our stockholders unless a stockholder elects to receive cash. As a result, if our board of directors authorizes, and we declare, a cash distribution, then our stockholders who have not ‘opted out’ of our dividend reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock rather than receiving the cash distribution. Registered stockholders must notify our transfer agent in writing if they wish to ‘opt-out’ of the dividend reinvestment plan. See “Dividend Reinvestment Plan” for more information.

Plan of Distribution

We may offer, from time to time, up to $750 million of our securities, on terms to be determined at the time of each such offering and set forth in a supplement to this prospectus.

Securities may be offered at prices and on terms described in one or more supplements to this prospectus. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The supplement to this prospectus relating to the offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee and commission or discount arrangement or the basis upon which such amount may be calculated. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this prospectus and any accompanying supplements to this prospectus may not exceed 10% of the aggregate offering price of the securities as set forth on the cover page of such supplement to this prospectus.

We may not sell securities pursuant to this prospectus without delivering a prospectus supplement describing the terms of the particular securities to be offered and the method of the offering of such securities. See “Plan of Distribution” for more information.

Risks Associated with Our Business

Our business is subject to numerous risks, as described in the section titled “Risk Factors” in this prospectus, the applicable prospectus supplement and related free writing prospectuses we may authorize for use in connection with a specific offering, if any, and under similar headings in the documents that are incorporated by reference into this prospectus, including the section titled “Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC.

Our Corporate Information

Our administrative and principal executive offices are located at 1691 Michigan Avenue, Miami Beach, Florida 33139. Our phone number is (212) 905-1000, and our internet website address is www.pennantpark.com. Information contained on our website is not incorporated by reference into this prospectus or any supplements to this prospectus, and you should not consider information contained on our website to be part of this prospectus or any supplements to this prospectus.

FEES AND EXPENSES

The following table will assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary from actual results. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus or any prospectus supplements, if any, contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder transaction expenses
Sales load (as a percentage of offering price)%		(1)
Offering expenses (as a percentage of offering price) Dividend reinvestment plan expenses	% %	(2) (3)
Total stockholder expenses	%
Estimated annual expenses (as a percentage of average net assets attributable to common shares)(4)
Management fees	3.09	%(5)
Incentive fees	1.61	%(6)
Interest on borrowed funds Acquired fund fees and expenses	4.16 1.63	%(7) %(8)
Other expenses	0.71	%(9)

Total estimated annual expenses	11.20	%(10)

(1)	In the event that the securities to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will disclose the applicable sales load.
(2)	The related prospectus supplement will disclose the estimated amount of offering expenses, the offering price and the offering expenses borne by us as a percentage of the offering price.
(3)	The expenses of the dividend reinvestment plan are included in “Other expenses.”
(4)	Net assets attributable to common shares equals average net assets as of December 31, 2021.
(5)

The contractual management fee is calculated at an annual rate of 1.50% of our average adjusted gross assets up to 200% of the Company’s total net assets as of the immediately preceding quarter-end and 1.00% for amounts that exceed such amount as of the immediately preceding quarter-end, which for purposes of this table was December 31, 2021. See “Business—Investment Management Agreement” and “Business—Management Fees” in our most recent Annual Report on Form 10-K for more information.

(6)

The portion of incentive fees paid with respect to net investment income and capital gains, if any, is based on actual amounts incurred during the fiscal quarter ended December 31, 2021, annualized for a full year. Such incentive fees are based on performance, vary from period to period and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals 17.5% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. For purposes of this chart and our Consolidated Financial Statements, our incentive fees on capital gains are calculated in accordance with U.S. generally accepted accounting principles, or GAAP. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future periods, if any, may be substantially different than the fee earned during the fiscal quarter ended December 31, 2021. For more detailed information about the incentive fee, please see “Business—Investment Management Agreement” and “Business—Management Fees” in our most recent Annual Report on Form 10-K for more information.

(7)

As of December 31, 2021, we had $19.8 million of unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio, under the 1940 Act. As of such date, we had $445.2 million in borrowings outstanding under our $465.0 million Truist Credit Facility, $150.0 million in aggregate principal of 2026 Notes and $165.0 million in aggregate principal of 2026 Notes-2. As of December 31, 2021, our SBIC Fund had debenture commitments from the SBA in the amount of $63.5 million, all of which were outstanding with a weighted average interest rate of 3.2%, exclusive of the 3.4% of upfront fees. We may use proceeds of any offering of securities under any applicable registration statement to repay outstanding obligations under the Truist Credit Facility. After completing any such offering, we may continue to borrow under our Truist Credit Facility to finance our investment objectives. Annual interest expense on borrowed funds represents actual interest expense incurred for the fiscal quarter ended December 31, 2021, annualized for a full year, and amendment costs and make-whole premiums, if any, and we caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing, which may be substantially higher than the estimate provided in this table.
(8)

Our stockholders indirectly bear 60.5% of the expenses of our investment in PSLF. No management fee is charged by PennantPark Investment Advisers in connection with PSLF. PSLF pays the Administrator an annual fee of 0.25% of average gross assets under management. For this chart, PSLF fees and operating expenses are based on our share of the actual fees and operating expenses of PSLF for the fiscal quarter ended December 31, 2021, annualized for a full year. Expenses for PSLF may fluctuate over time and may be substantially higher or lower in the future.

(9)

“Other expenses” includes our general and administrative expenses, professional fees, directors’ fees, insurance costs, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are based on estimated amounts for the current fiscal year.

(10)

“Total estimated annual expenses” as a percentage of average net assets attributable to common shares, to the extent we borrow money to make investments, are higher than the total estimated annual expenses percentage would be for a company that is not leveraged. We may borrow money to leverage our net assets and increase our total assets. The SEC requires that the “total estimated annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness) rather than total assets, which include assets that have been funded with borrowed money. If the “Total estimated annual expenses” percentage were calculated instead as a percentage of total assets, our “Total estimated annual expenses” would be 5.26% of average total assets.

Example

The following example illustrates the projected dollar amount of total cumulative expenses that you would pay on a $1,000 hypothetical investment in common shares, assuming (1) a 3.00% sales load (underwriting discounts and commissions) and offering expenses totaling 0.51%, (2) total net annual expenses of 9.59% of average net assets attributable to common shares as set forth in the table above (other than performance-based incentive fees) and (3) a 5% annual return.

You would pay the following expenses on a $1,000 common stock investment	1 Year	3 Years	5 Years	10 Years
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$126	$294	$448	$774
Assuming a 5% annual return (assumes return from only realized capital gains and thus subject to the capital gains incentive fee)	$133	$314	$475	$808

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses may be greater or less than those assumed. The table above is provided to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. If we were to earn an annual return equal to or less than 5% from net investment income, the incentive fee under our Investment Management Agreement would not be earned or payable. If returns on our investments, including realized capital gains, result in an incentive fee, our expenses, and returns to investors, would be higher. The example assumes that all distributions are reinvested at NAV. Reinvestment of distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV. See “Distributions” for more information.

FINANCIAL HIGHLIGHTS

The financial data set forth in the following table as of and for the years ended September 30, 2021, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2013 and 2012 are derived from our consolidated financial statements, which have been audited by an independent registered public accounting firm for those periods. The financial data set forth in the following table as of and for the three months ended December 31, 2021 is derived from our unaudited consolidated financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim period. Interim results as of and for the three months ended December 31, 2021 are not necessarily indicative of the results that may be expected for the year ending September 30, 2022. This financial data should be read in conjunction with our Consolidated Financial Statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For the three months ended December 31, 2021 (unaudited)	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Per Share Data:
Net asset value, beginning of period	$9.85	$7.84	$8.68	$9.11	$9.10	$9.05	$9.82	$11.03	$10.49	$10.22	$10.13
Net investment income (1)	0.19	0.54	0.58	0.66	0.75	0.79	0.99	1.10	1.06	1.01	1.08
Net realized and unrealized (loss) gain (1)	0.19	1.94	(0.82)	(0.42)	(0.07)	0.08	(0.73)	(1.24)	0.60	0.38	0.12

Net (decrease) increase in net assets resulting from operations (1)	0.38	2.49	(0.24)	0.24	0.68	0.87	0.26	(0.14)	1.66	1.39	1.20
Distribution of net investment income	(0.12)	(0.48)	(0.60)	(0.72)	(0.72)	(0.82)	(0.81)	(1.11)	(1.15)	(1.12)	(1.13)
Distribution of realized gains	—	—	—	—	—	—	(0.30)	—	—	—	—

Total distributions to stockholders (1),(2)	(0.12)	(0.48)	(0.60)	(0.72)	(0.72)	(0.82)	(1.11)	(1.11)	(1.15)	(1.12)	(1.13)
Repurchase of common stock (1)	—	—	—	0.05	0.05	—	0.80	0.04	—	—	—
Accretive (dilutive) effect of common stock issuance(1)	—	—	—	—	—	—	—	—	0.03	—	0.02

Net asset value, end of period	$10.11	$9.85	$7.84	$8.68	$9.11	$9.10	$9.05	$9.82	$11.03	$10.49	$10.22

Per share market value, end of period	$6.93	$6.49	$3.19	$6.27	$7.46	$7.51	$7.52	$6.47	$10.91	$11.28	$10.61

Total return* (3)	8.57%	120.98%	(39.62)%	(6.28)%	9.70%	10.80%	36.64%	(32.51)%	6.76%	17.37%	28.71%
Shares outstanding at end of period	67,045,105	67,045,105	67,045,105	67,045,105	69,053,958	71,060,836	71,060,836	72,966,043	75,092,911	66,499,327	65,514,503

Ratios** / Supplemental Data:
Ratio of operating expenses to average net assets (4),(6)	5.40%	3.74%	4.91%	4.83%	4.99%	5.78%	6.65%	6.81%	6.43%	6.31%	7.11%
Ratio of interest and expenses on debt to average net assets (5)	4.16%	3.73%	6.22%	6.29%	3.54%	4.69%	4.18%	3.39%	3.83%	2.60%	3.08%

Ratio of total expenses to average net assets (5),(6),(7)	9.56%	7.47%	11.13%	11.12%	8.53%	10.47%	10.83%	10.20%	10.26%	8.91%	10.19%
Ratio of net investment income to average net assets (5)	7.57%	6.04%	7.01%	7.35%	8.28%	8.67%	10.70%	10.57%	9.55%	9.60%	10.32%
Net assets at end of period	$677,609,391	$660,144,107	$525,708,852	$581,905,668	$628,901,895	$646,808,471	$643,366,856	$716,590,542	$828,009,949	$697,506,199	$669,717,047

Weighted average debt outstanding (7)	$697,267,478	$649,665,619	$794,641,334	$638,424,193	$504,963,762	$605,661,674	$634,769,508	$580,367,750	$526,252,068	$363,246,849	$340,868,033

Weighted average debt per share (1),(7)	$10.40	$9.69	$11.85	$9.43	$7.14	$8.52	$8.86	$7.76	$7.85	$5.47	$6.44
Asset coverage per unit (8)	$1,902	$2,208	$2,078	$2,066	$2,919	$2,998	$2,794	$2,586	$3,215	$4,205	$5,615
Average market value per unit	$	N/A	$25.13	(10)	$23.47	(10)	$24.87	(10)	$	N/A	$	N/A	$24.68	(9)	$25.13	(9)	$24.51	(9)	$24.79	(9)	$	N/A
Portfolio turnover ratio	9.73%	37.74%	12.74%	35.44%	56.51%	43.60%	26.50%	30.17%	50.66%	40.91%	22.81%

*	Not annualized for periods less than one year,
**	Annualized for periods less than one year.
(1)	Based on the weighted average shares outstanding for the respective periods.
(2)	The tax status of distributions is calculated in accordance with income tax regulations, which may differ from amounts determined under GAAP, and reported on Form 1099-DIV each calendar year.
(3)	Based on the change in market price per share during the period and assumes distributions, if any, are reinvested.
(4)	Excludes debt related costs.
(5)	Includes interest and expenses on debt (annualized) as well as Credit Facility amendment and debt issuance costs, if any (not annualized).
(6)

For the years ended September 30, 2020, 2019, 2018, 2017 and 2016, the ratio of operating expenses to average net assets before the waiver of certain Management Fees to average net assets was 4.65%, 5.26%, 5.21%, 6.65% and 7.64%, respectively, and the ratio of total expenses to average net assets before the waiver of certain Management Fees to average net assets was 9.12%, 11.48%, 8.75%, 11.33% and 11.82%, respectively.

(7)	Includes SBA debentures outstanding.

(8)

The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by the senior securities representing indebtedness at par (changed from fair value). This asset coverage ratio is multiplied by $1,000 to determine the asset coverage per unit. These amounts exclude SBA debentures from our asset coverage per unit computation pursuant to exemptive relief received from the SEC in June 2011.

(9)

The average market value per unit is derived based on the monthly average closing price of the 2025 Notes trading on NYSE under the symbol “PNTA,” which were issued in increments of $25 per unit. On June 29, 2017, the 2025 Notes were redeemed in full and no amounts were outstanding as of December 31, 2021 or September 30, 2021, 2020, 2019, 2018 or 2017.

(10)

The average market value per unit in is derived based on the daily closing price of the 2024 Notes trading on The Nasdaq Global Select Market under the symbol “PNNTG,” which were issued in increments of $25 per unit and commenced trading on September 30, 2019. On November 13, 2021, the 2024 Notes were redeemed in full and no amounts were outstanding as of December 31, 2021.

RISK FACTORS

Investing in our securities involves a number of significant risks. In addition to the other information contained in this prospectus and the applicable prospectus supplement and any free writing prospectus, you should consider carefully the following information and the risk factors incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed on November 17, 2021, and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2021 filed on February 9, 2022, or our then most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any prospectus supplement and any free writing prospectus before acquiring any of such securities and before making an investment in our securities. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. Each of the risk factors could materially adversely affect our business, financial condition and results of operations. In such case, the net asset value and market price of our common stock could decline or the value of our preferred stock, warrants, subscription rights, debt securities or units may decline, and investors may lose all or part of their investment. Please also read carefully the section titled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, contain statements that constitute forward-looking statements, which relate to us and our consolidated subsidiaries regarding future events or our future performance or future financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our Company, our industry, our beliefs and our assumptions. The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our prospective portfolio companies, including as a result of the current pandemic caused by COVID-19 or any worsening thereof;

•

changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets that could result in changes to the value of our assets, including changes from the impact of the current COVID-19 pandemic or any worsening thereof;

•	our ability to continue to effectively manage our business due to the significant disruptions caused by the current COVID-19 pandemic or any worsening thereof;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the impact of a protracted decline in the liquidity of credit markets on our business;

•	the impact of investments that we expect to make;

•	the impact of fluctuations in interest rates and foreign exchange rates on our business and our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	the ability of our prospective portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our prospective portfolio companies;

•	the impact of price and volume fluctuations in the stock market;

•	the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the impact of future legislation and regulation on our business and our portfolio companies; and

•	the impact of the United Kingdom’s withdrawal from the European Union and other world economic and political issues.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. You should not place undue influence on the forward looking statements as our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus should not be regarded as a representation by us that our plans and objectives will be achieved.

We base the forward-looking statements included in this prospectus, any prospectus supplement, free writing prospectus and documents incorporated by reference on information available to us on the date of the relevant document, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements in such documents, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including reports on Form 10-K/Q and current reports on Form 8-K.

You should understand that, under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in connection with any offering of securities pursuant to this prospectus or in periodic reports we file under the Exchange Act.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or a free writing prospectus we have authorized for use in connection with a specific offering, we may use the net proceeds from selling securities pursuant to this prospectus for general corporate or strategic purposes, including making investments in portfolio companies or repaying outstanding indebtedness.

We may invest the proceeds from an offering of securities in new or existing portfolio companies, and such investments may take up to a year from the closing of such offering, in part because privately negotiated investments in illiquid securities or private middle-market companies require substantial due diligence and structuring. During this period, we may use the net proceeds from our offering to reduce then-outstanding indebtedness or to invest such proceeds in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We expect to earn yields on such investments, if any, that are lower than the interest income that we anticipate receiving in respect of investments in non-temporary investments. As a result, any distributions we make during this investment period may be lower than the distributions that we would expect to pay when such proceeds are fully invested in non-temporary investments. See “Business—Regulation—Temporary Investments” in our most recently filed Annual Report on Form 10-K for more information.

SENIOR SECURITIES

Information about our senior securities is shown in the following table as of December 31, 2021 (unaudited) and September 30, 2021, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2013, and 2012. Information as of our September 30th fiscal year end, is from our Consolidated Financial Statements, which have been audited by an independent registered public accounting firm for those periods, and the report of RSM US, LLP, an independent registered public accounting firm, on our senior securities table as of September 30, 2021 is attached as an exhibit to the registration statement of which this prospectus is a part. This information about our senior securities should be read in conjunction with our Consolidated Financial Statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K for more information.

Class and Year	Total Amount Outstanding(1)	Asset Coverage per Unit(2),(3)	Average Market Value Per Unit
Truist Credit Facility
Fiscal 2022 (As of December 31, 2021, unaudited)	$445,224	$1,902	N/A
Fiscal 2021	$316,545	$2,208	N/A
Fiscal 2020	$388,252	$2,078	N/A
Fiscal 2019	$301,636	$2,066	N/A
Fiscal 2018	$80,520	$2,919	N/A
Fiscal 2017	$79,393	$2,998	N/A
Fiscal 2016	$50,340	$2,794	N/A
Fiscal 2015	$136,864	$2,586	N/A
Fiscal 2014	$55,226	$3,215	N/A
Fiscal 2013	$145,500	$4,205	N/A
Fiscal 2012	$145,000	$5,615	N/A
BNP Credit Facility
Fiscal 2019	$171,000	$2,066	N/A
2019 Notes
Fiscal 2018	$250,000	$2,919	N/A
Fiscal 2017	$250,000	$2,998	N/A
Fiscal 2016	$250,000	$2,794	N/A
Fiscal 2015	$250,000	$2,586	N/A
Fiscal 2014	$250,000	$3,215	N/A
2024 Notes
Fiscal 2021	$86,250	$2,208	$25.14	(4)
Fiscal 2020	$86,250	$2,078	$23.47	(4)
Fiscal 2019	$75,000	$2,066	$24.87	(4)
2025 Notes
Fiscal 2016	$71,250	$2,794	$24.68	(5)
Fiscal 2015	$71,250	$2,586	$25.13	(5)
Fiscal 2014	$71,250	$3,215	$24.51	(5)
Fiscal 2013	$71,250	$4,205	$24.79	(5)
2026 Notes
Fiscal 2022 (As of December 31, 2021, unaudited)	$150,000	$1,902	N/A
Fiscal 2021	$150,000	$2,208	N/A
2026-2 Notes
Fiscal 2022 (As of December 31, 2021, unaudited)	$165,000	$1,902	N/A

(1)	Total cost of each class of senior securities outstanding at the end of the period presented in thousands (000s).
(2)

The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by senior securities representing indebtedness at par. This asset coverage ratio is multiplied by $1,000 to determine the Asset Coverage Per Unit.

(3)	These amounts exclude SBA debentures from our total amount outstanding and asset coverage per unit computation pursuant to an exemptive relief letter provided by the SEC in June 2011.
(4)

The average market value per unit is derived based on the daily closing price of the 2024 Notes which were traded on The Nasdaq Global Select Market under the symbol “PNNTG” prior to their redemption. The 2024 Notes were issued in increments of $25 per unit and commenced trading on September 30, 2019. On November 13, 2021, the 2024 Notes were redeemed in full.

(5)

The average market value per unit is derived based on the monthly average closing price of the 2025 Notes, which were traded on the New York Stock Exchange, or NYSE, under the symbol “PNTA” since issuance. The 2025 Notes were issued in increments of $25 per unit. On June 29, 2017, the 2025 Notes were redeemed in full.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on The New York Stock Exchange under the symbol “PNNT.” Prior to April 14, 2022, our common stock was traded on The Nasdaq Global Select Market under the same symbol. The following table lists the high and low closing sale prices for our common stock, the closing sale prices as a premium or (discount) to our NAV and quarterly distributions per share since October 1, 2019. On April 19, 2022, the last reported closing price of our common stock was $7.95 per share.

	NAV(1)		Closing Sales Price		Premium (Discount) of High Sales Price to NAV(2)	Premium (Discount) of Low Sales Price to NAV(2)	Distributions Declared
Period			High	Low
Year Ended September 30, 2022
Third quarter (as of April 19, 2022	$	N/A	$7.95	$7.65	N/A %	N/A %	$	N/A
Second quarter		N/A	7.85	6.66	N/A	N/A		0.14
First quarter		10.11	7.18	6.49	(29)	(36)		0.12
Year Ended September 30, 2021
Fourth quarter		9.85	6.88	6.28	(30)	(36)		0.12
Third quarter		9.59	7.37	5.74	(23)	(40)		0.12
Second quarter		9.24	6.21	4.49	(33)	(51)		0.12
First quarter		8.78	4.62	2.85	(47)	(68)		0.12
Year Ended September 30, 2020
Fourth quarter		7.84	3.78	3.01	(52)	(62)		0.12
Third quarter		7.82	4.19	2.32	(46)	(70)		0.12
Second quarter		7.71	6.70	1.95	(13)	(75)		0.18
First quarter		8.79	6.84	5.92	(22)	(33)		0.18

(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing sales price less NAV per share, divided by the quarter-end NAV per share.

Shares of BDCs may trade at a market price both above and below the NAV that is attributable to those shares. During the periods covered in the above table, our shares have traded below our NAV. Our shares closed on The Nasdaq Global Select Market at $6.93 and $6.49 on December 31, 2021 and September 30, 2021, respectively. Our NAV per share was $10.11 and $9.85 as of December 31, 2021 and September 30, 2021, respectively. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below our NAV in the future. As of March 31, 2022, we had 6 stockholders of record.

SALES OF COMMON STOCK BELOW NET ASSET VALUE

Our stockholders have in the past and may again approve our ability to sell shares of our common stock below our then current NAV per share in one or more public offerings of our common stock. In making a determination that an offering below NAV per share is in our and our stockholders’ best interests, our board of directors, a majority of our directors who have no financial interest in the sale and a majority of our independent directors considered a variety of factors, including:

•	The effect that an offering below NAV per share would have on our stockholders, including the potential dilution they would experience as a result of the offering;

•	The amount per share by which the offering price per share and the net proceeds per share are less than the most recently determined NAV per share;

•	The relationship of recent market prices of our common stock to NAV per share and the potential impact of the offering on the market price per share of our common stock;

•	Whether the estimated offering price would closely approximate the market value of our shares, less distributing commissions or discounts, and would not be below current market price;

•	The potential market impact of being able to raise capital in the current financial market;

•	The nature of any new investors anticipated to acquire shares in the offering;

•	The anticipated rate of return on and quality, type and availability of investments;

•	The leverage available to us and our SBIC Fund, both before and after the offering and other borrowing terms; and

•	The potential investment opportunities available relative to the potential dilutive effect of additional capital at the time of the offering.

Our board of directors will also consider the fact that a sale of shares of common stock at a discount will benefit our Investment Adviser, as the Investment Adviser will earn additional investment management fees on the proceeds of such offerings, as it would from the offering of any other securities of PennantPark Investment or from the offering of common stock at premium to NAV per share.

Sales by us of our common stock at a discount from NAV pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering.

We will not seek to sell shares under a prospectus supplement to the registration statement, or a post-effective amendment to the registration statement, of which this prospectus forms a part (the “current registration statement”) if the cumulative dilution to our NAV per share arising from offerings from the effective date of the current registration statement through and including any follow-on offering would exceed 15% based on the anticipated pricing of such follow-on offering. This limit would be measured separately for each offering pursuant to the current registration statement by calculating the percentage dilution or accretion to aggregate NAV from that offering and then summing the anticipated percentage dilution from each subsequent offering. For example, if our most recently determined NAV per share at the time of the first offering is $10.00, and we have 100 million shares outstanding, the sale of an additional 25 million shares at net proceeds to us of $5.00 per share (a 50% discount) would produce dilution of 10.0%. If we subsequently determined that our NAV per share increased to $11.00 on the then outstanding 125 million shares and contemplated an additional offering, we could, for example, propose to sell approximately 31.25 million additional shares at a price that would be expected to yield net proceeds to us of $8.25 per share, resulting in incremental dilution of 5.0%, before we would reach the aggregate 15% limit. If we file a new post-effective amendment, the threshold would reset.

The following three headings and accompanying tables explain and provide hypothetical examples assuming proceeds are temporarily invested in cash equivalents on the impact of an offering at a price less than NAV per share on three different sets of investors:

•	existing stockholders who do not purchase any shares in the offering;

•	existing stockholders who purchase a relatively small amount of shares in the offering or a relatively large amount of shares in the offering; and

•	new investors who become stockholders by purchasing shares in the offering.

Impact on Existing Stockholders who do not Participate in the Offering

Our existing stockholders who do not participate, or who are not given the opportunity to participate, in an offering below NAV per share or who do not buy additional shares in the secondary market at the same or lower price we obtain in the offering (after any underwriting discounts and commissions) face the greatest potential risks. All stockholders will experience an immediate decrease (often called dilution) in the NAV of the shares they hold. Stockholders who do not participate in the offering will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than stockholders who do participate in the offering. All stockholders may also experience a decline in the market price of their shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discounts increase.

The following examples illustrate the level of NAV dilution that would be experienced by a nonparticipating stockholder in three different hypothetical common stock offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15.0 million in total assets and $5.0 million in total liabilities. The current NAV and NAV per share are thus $10.0 million and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after any underwriting discounts and commissions (a 5% discount from NAV); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after any underwriting discounts and commissions (a 10% discount from NAV); and (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after any underwriting discounts and commissions (a 25% discount from NAV).

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.00	—	$9.47	—	$7.89	—
Net offering proceeds per share to issuer	—	$9.50	—	$9.00	—	$7.50	—
Decrease to NAV
Total shares outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%
NAV per share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%
Dilution to Stockholder A
Shares held by stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage held by stockholder A	1.00%	0.95%	(5.00)%	0.91%	(9.00)%	0.80%	(20.00)%

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Total Asset Values
Total NAV held by stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$95,000	(5.00)%
Total investment by stockholder A (assumed to be $10.00 per share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total dilution to stockholder A (total NAV less total investment)	—	$(200)	—	$(900)	—	$(5,000)	—
Per Share Amounts
NAV per share held by stockholder A	—	$9.98	—	$9.91	—	$9.50	—
Investment per share held by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution per share held by stockholder A (NAV per share less investment per share)	—	$(0.02)	—	$(0.09)	—	$(0.50)	—
Percentage dilution to stockholder A (dilution per share divided by investment per share)	—	—	(0.20)%	—	(0.90)%	—	(5.00)%

Impact on Existing Stockholders who Participate in the Offering

Our existing stockholders who participate in an offering below NAV per share or who buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after any underwriting discounts and commissions) will experience the same types of NAV dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the offering below NAV as their interest in our shares immediately prior to the offering. The level of NAV dilution on an aggregate basis will decrease as the number of shares such stockholders purchase increases. Existing stockholders who buy more than such percentage will experience NAV dilution but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in NAV per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that we may make additional offerings below NAV in which such stockholder does not participate, in which case such a stockholder will experience NAV dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discount to NAV increases.

The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15.0 million in total assets and $5.0 million in total liabilities. The current NAV and NAV per share are thus $10.0 million and $10.00, respectively. The table below illustrates the (dilutive) and accretive effect in the hypothetical offering of 25% of the shares outstanding at a 25% discount to NAV from the prior chart for stockholder A that acquires shares equal to (1) 50% of their proportionate share of the offering (i.e., 1,250 shares which is 0.50% of the offering of 250,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,750 shares which is 1.50% of the offering of 250,000 shares rather than their 1.00% proportionate share).

		50% Participation		150% Participation
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$7.89	—	$7.89	—
Net proceeds per share to issuer	—	$7.50	—	$7.50	—
Increases in Shares and Decrease to NAV
Total shares outstanding	1,000,000	1,250,000	25.00%	1,250,000	25.00%
NAV per share	$10.00	$9.50	(5.00)%	$9.50	(5.00)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by stockholder A	10,000	11,250	12.50%	13,750	37.50%
Percentage held by stockholder A	1.00%	0.90%	(10.00)%	1.10%	10.00%
Total Asset Values
Total NAV held by stockholder A	$100,000	$106,875	6.88%	$130,625	30.63%
Total investment by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$109,863	9.86%	$129,588	29.59%
Total (dilution)/accretion to stockholder A (total NAV less total investment)	—	(2,988)	—	$1,037	—
Per Share Amounts
NAV per share held by stockholder A	—	$9.50	—	$9.50	—
Investment per share held by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.77	(2.30)%	$9.42	(5.80)%
(Dilution)/accretion per share held by stockholder A (NAV per share less investment per share)	—	$(0.27)	—	$0.08	—
Percentage (dilution)/accretion to stockholder A (dilution)/accretion per share divided by investment per share	—	—	(2.76)%	—	0.85%

Impact on New Investors

The following examples illustrate the level of NAV dilution or accretion that would be experienced by a new stockholder in three different hypothetical common stock offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

Investors who are not currently stockholders, but who participate in an offering below NAV and whose investment per share is greater than the resulting NAV per share due to any underwriting discounts and commissions paid by us will experience an immediate decrease, albeit small, in the NAV of their shares and their NAV per share compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering below NAV per share and whose investment per share is also less than the resulting NAV per share due to any underwriting discounts and commissions paid by us being significantly less than the discount per share, will experience an immediate increase in the NAV of their shares and their NAV per share compared to the price they pay for their shares. All these investors will experience a disproportionately greater participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests. These investors will, however, be subject to the risk that we may make additional offerings below NAV in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in NAV per share. Their decrease could be more pronounced as the size of the offering and level of discounts increases.

The following examples illustrate the level of NAV dilution or accretion that would be experienced by a new stockholder who purchases the same percentage (1.00%) of the shares in the three different hypothetical offerings of common stock of different sizes and levels of discount from NAV per share. The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15.0 million in total assets and $5.0 million in total liabilities. The current NAV and NAV per share are thus $10.0 million and $10.00, respectively. The table below illustrates the dilutive and accretive effects on a stockholder A at (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after any underwriting discounts and commissions (a 5% discount from NAV); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after any underwriting discounts and commissions (a 10% discount from NAV); and (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after any underwriting discounts and commissions (a 25% discount from NAV).

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.00	—	$9.47	—	$7.89	—
Net offering proceeds per share to issuer	—	$9.50	—	$9.00	—	$7.50	—
Decrease to NAV
Total shares outstanding	—	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%
NAV per share	—	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%
Dilution to Stockholder A
Shares held by stockholder A	—	500	—	1,000	—	2,500	—
Percentage held by stockholder A	—	0.05%	—	0.09%	—	0.20%	—
Total Asset Values
Total NAV held by stockholder A	—	$4,990	—	$9,910	—	$23,750	—
Total investment by stockholder A	—	$5,000	—	$9,470	—	$19,725	—
Total (dilution)/accretion to stockholder A (total NAV less total investment)	—	$(10)	—	$440	—	$4,025	—
Per Share Amounts
NAV per share held by stockholder A	—	$9.98	—	$9.91	—	$9.50	—
Investment per share held by stockholder A	—	$10.00	—	$9.47	—	$7.89	—
(Dilution)/accretion per share held by stockholder A (NAV per share less investment per share)	—	$(0.02)	—	$0.44	—	$1.61	—
Percentage (dilution)/accretion to stockholder A (dilution)/ accretion per share divided by investment per share	—	—	(0.20)%	—	4.65%	—	20.41%

DISTRIBUTIONS

We intend to continue making quarterly distributions to our stockholders. The timing and amount of our quarterly distributions, if any, is determined by our board of directors. Any distributions to our stockholders are declared out of assets legally available for distribution. We monitor available net investment income to determine if a tax return of capital may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, a portion of those distributions may be deemed to be a tax return of capital to our common stockholders.

Each year, a Form 1099-DIV will be sent to stockholders subject to information reporting that will state the amount and composition of distributions, and provided information with respect to appropriate tax treatment of our distributions.

The tax characteristics of distributions declared, in accordance with Section 19(a) of the 1940 Act, during the years ended September 30, 2021 and 2020 from ordinary income (including short-term gains), if any, totaled $32.2 million and $40.2 million, or $0.48 and $0.60 per share, respectively, based on the weighted average shares outstanding for the respective years.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend or other distribution, then stockholders’ cash distributions will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash distributions.

We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage ratio for borrowings when applicable to us as a BDC under the 1940 Act and due to provisions in future credit facilities. If we do not distribute a certain minimum percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our ability to be subject to tax as a RIC. We cannot assure stockholders that they will receive any distributions or distributions at a particular level.

PORTFOLIO COMPANIES

The following is a listing of each portfolio company or its affiliate, together referred to as portfolio companies, in which we had an investment as of December 31, 2021. Percentages shown for class of investment securities held by us represent percentage of voting ownership and not economic ownership. Percentages shown for equity securities, other than warrants or options held, if any, represent the actual percentage of the class of security held before dilution. For additional information see our “Consolidated Schedule of Investments” in our December 31, 2021 Quarterly Report on Form 10-Q.

The portfolio companies are presented in three categories: “Companies less than 5% owned” which represent portfolio companies where we directly or indirectly own less than 5% of the outstanding voting securities of such portfolio company and where we have no other affiliations with such portfolio company; “Companies 5% to 24% owned” which represent portfolio companies where we directly or indirectly own 5% or more but less than 25% of the outstanding voting securities of such portfolio company and, therefore, are deemed to be an affiliated person under the 1940 Act; and “Companies 25% or more owned” which represent portfolio companies where we directly or indirectly own 25% or more of the outstanding voting securities of such portfolio company and, therefore, are generally presumed to be controlled by us under the 1940 Act. We make available significant managerial assistance to our portfolio companies. Substantially all of our investments (except those of SBIC II) are pledged as collateral under the Truist Credit Facility. Unless otherwise noted, we held no voting board membership on any of our portfolio companies.

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)	Fair Value (in thousands)
Companies Less than 5% Owned
Ad.net Acquisition, LLC (Ad.net Holdings, Inc.(5)) 1100 Glendon Avenue, Suite 1200 Los Angeles, CA 90024	Media	First Lien Secured Debt(4), —, 05/06/2026 Preferred Equity Common Equity	0.4%	$308

Affinion Group Holdings, Inc. 100 Connecticut Avenue Norwalk, CT 06850	Consumer Products	Warrants	—	—

AG Investco LP(5) 251 Little Falls Drive Herndon, VA 19808	Business Services	Common Equity(4)	2.6%	1,161

AH Newco Equityholdings, LLC 10039 Bissonnet Street, Ste. 250 Houston, TX 77036	Healthcare, Education and Childcare	Preferred Equity	—	959

Altamira Technologies, LLC (Altamira Intermediate Company II, Inc.) 8201 Greensboro Drive, Suite 800 McLean, VA 22102	Aerospace and Defense	First Lien Secured Debt(4), 3M L+800, 07/24/2025 Common Equity	0.1%	69

American Insulated Glass, LLC (Go Dawgs Capital III, LP(5)) 3965 E. Conley Road Conley, GA 30288	Building Materials	First Lien Secured Debt, 3M L+550, 12/21/2023 Common Equity	1.4%	14,503

Any Hour Services (KL Stockton Co-Invest LP (5)) 1374 130 S Orem, UT 84058	Personal, Food and Miscellaneous Services	First Lien Secured Debt(4), 3M L+575, 07/21/2027 Common Equity	0.2%	3,991

Apex Service Partners, LLC 401 E Jackson, Ste #3300 Tampa, FL 33602	Personal, Food and Miscellaneous Services	First Lien Secured Debt(4), 1M L+525, 07/31/2025	—	13,763

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)	Fair Value (in thousands)
Applied Technical Services, LLC (Ironclad Holdco, LLC (5)) 1049 Triad Ct Marietta, GA 30062	Environmental Services	First Lien Secured Debt(4), 3M L+575, 12/29/2026 Common Equity	0.2%	3,434

Atlas Purchaser, Inc. (Atlas Investment Aggregator, LLC (5)) 5 Technology Park Drive Westford, MA 01886	Telecommunications	Second Lien Secured Debt, 3M L+900, 05/07/2029 Common Equity	0.5%	18,556

Best Practice Associates LLC (FedHC InvestCo LP(5)) (FedHC InvestCo II LP(5)) 3100 Clarendon Blvd Arlington, VA 22201	Aerospace and Defense	Second Lien Secured Debt, 3M L+900, 06/29/2027 Common Equity(4)	4.0%	33,519

Blackhawk Industrial Distribution, Inc. (Cowboy Parent LLC) 1501 SW Expressway Drive Broken Arrow, OK 74012	Distribution	Subordinated Debt, 12.0% fixed (PIK 2.0%), 03/17/2025 Common Equity	1.5%	16,670

Bottom Line Systems, LLC 541 Buttermilk Pike, Suite 401 Crescent Springs, KY 41017	Healthcare, Education and Childcare	First Lien Secured Debt, 1M L+550, 02/13/2023	—	6,153

Broder Bros., Co. Six Neshaminy Interplex, 6 Floor Trevose, PA 19053	Consumer Products	First Lien Secured Debt, 3M L+700, 12/02/2022	—	25,189

Cano Health, LLC (ITC Rumba, LLC(5)) 9725 NW 117th Avenue, Suite 200, Miami, FL 33178	Healthcare, Education and Childcare	Common Equity	0.1%	43,341

Cascade Environmental LLC(5) (Cascade Environmental Holdings, LLC(5)) 17270 Woodinville-Redmond Road Woodinville, WA 98072	Environmental Services	Subordinated Debt, 13.0% fixed (PIK 13.0%), 12/30/2023 Preferred Equity Common Equity	2.8%	40,146

CF512, Inc. (StellPen Holdings, LLC) 960B Harvest Drive Blue Bell, PA 19422	Media	First Lien Secured Debt(4), 3M L+600, 08/20/2026 Common Equity	0.8%	9,596

Compex Legal Services, Inc. 325 Maple Avenue Torrance, CA 90503	Business Services	First Lien Secured Debt(4), 3M L+575, 02/09/2026	—	3,954

Connatix Buyer, Inc. (Connatix Parent, LLC) 666 Broadway, Floor 10 New York, NY 10012	Media	First Lien Secured Debt(4), 3M L+550, 07/13/2027 Common Equity	0.3%	12,914

Crane 1 Services, Inc. (Crane 1 Acquisition Parent Holdings, L.P.) 1027 Byers Rd Miamisburg, OH 45342	Personal, Food and Miscellaneous Services	First Lien Secured Debt(4), 3M L+575, 08/16/2027 Common Equity	0.1%	1,934

Crash Champions, LLC (Crash Champions Holdings, LLC(5)) 14330 S. Cicero Avenue Crestwood, IL 60418	Auto Sector	First Lien Secured Debt(4), 3M L+500, 08/05/2025 Common Equity	0.1%	21,532

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)	Fair Value (in thousands)
Data Axle, Inc. (Infogroup Parent Holdings, Inc.) 1020 E 1st Street Papillion, NE 68046	Other Media	Second Lien Secured Debt, 3M L+925, 04/03/2024 Common Equity	1.1%	23,893

DermaRite Industries LLC 7777 West Side Avenue North Bergen, NJ 07047	Manufacturing / Basic Industries	First Lien Secured Debt, 1M L+700, 03/03/2022	—	6,492

Dr. Squatch, LLC 2355 Westwood Blvd. #1834 Los Angeles, CA 90064	Personal and Non-Durable Consumer Products	First Lien Secured Debt(4), 3M L+600, 08/27/2026	—	8,703

DRS Holdings III, Inc. 225 State Street Boston MA 02109	Consumer Products	First Lien Secured Debt(4), 3M L+575, 11/03/2025	—	4,910

Duraco Specialty Tapes LLC 7400 Industrial Dr. Forest Park, IL 60130	Manufacturing / Basic Industries	First Lien Secured Debt, 3M L+550, 06/30/2024	—	8,079

ECL Entertainment, LLC (Kentucky Racing Holdco, LLC(5)) 5629 Nashville Road Franklin, KY 42134	Hotels, Motels, Inns and Gaming	First Lien Secured Debt, 1M L+750, 03/31/2028 Warrants	—	10,100

ECM Industries, LLC (ECM Investors, LLC (5)) 16250 W Woods Edge Rd New Berlin, WI 53151	Electronics	First Lien Secured Debt(4), 3M L+475, 12/23/2025 Common Equity	— (7)	602

eCommission Holding Corporation(6) 11612 Bee Caves Road, Building II, Suite 200 Austin, TX, 78738	Financial Services	Common Equity	1.3%	1,269

ENC Parent Corporation 100-110 West Columbia Street Schuylkill Haven, PA 17972	Business Services	Second Lien Secured Debt, 3M L+750, 08/19/2029	—	7,425

Fairbanks Morse Defense 701 White Avenue Beloit, WI 53511	Aerospace and Defense	First Lien Secured Debt, 3M L+475, 06/17/2028	—	3,491

Gantech Acquisition Corp. (GCOM InvestCo LP (5)) 9175 Guilford Road, Suite 101 Columbia, MD 21046	Business Services	First Lien Secured Debt(4), 1M L+625, 05/14/2026 Common Equity	3.9%	20,177

Graffiti Buyer, Inc. 25195 Brest Road Taylor, MI 48180	Distribution	First Lien Secured Debt(4), 3M L+575, 08/10/2027	—	126

Halo Buyer, Inc. 1980 Industrial Drive Sterling, IL 61081	Consumer Products	Second Lien Secured Debt, 1M L+825, 07/06/2026	—	31,119

Hancock Roofing and Construction L.L.C. (Hancock Claims Consultants Investors, LLC (5)) 6875 Shiloh Rd. East Alpharetta, GA 30005	Insurance	First Lien Secured Debt(4), 3M L+500, 12/31/2026 Common Equity	0.4%	1,714

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)	Fair Value (in thousands)
Holdco Sands Intermediate, LLC (OceanSound Discovery Equity, LP (5)) 44150 Smartronix Way, STE 200 Hollywood, MD 20636	Aerospace and Defense	First Lien Secured Debt(4), 1M L+600, 11/23/2028 Common Equity	2.1%	22,993

HW Holdco, LLC 4000 MacArthur, Suite 400 Newport Beach, CA 92660	Media	First Lien Secured Debt(4), 3M L+575, 12/10/2024	—	7,819

Icon Partners V C, L.P. (5) 233 Wilshire Boulevard, Suite 800 Santa Monica, CA, 90401	Business Services	Common Equity(4)	0.1%	1,111

IDC Infusion Services, Inc. 3609 Park East Drive Beachwood, OH 44122	Healthcare, Education and Childcare	First Lien Secured Debt(4), 3M L+600, 12/30/2026	—	4,900

IG Investments Holdings, LLC 1224 Hammond Drive, Suite 1500 Atlanta, GA 30346	Business Services	First Lien Secured Debt(4), 3M L+600, 09/22/2028	—	4,646

Imagine Acquisitionco, LLC (Imagine Topco, LP) 8757 Red Oak Blvd, Charlotte, NC 28217	Business Services	First Lien Secured Debt(4), 3M L+550, 11/15/2027 Preferred Equity Common Equity	0.3%	6,238

Inception Fertility Ventures, LLC 650 Madison Avenue, 21st Floor New York, NY 10022	Healthcare, Education and Childcare	First Lien Secured Debt(4), 3M L+550, 12/07/2023	—	4,636

Infolinks Media Buyco, LLC (Tower Arch Infolinks Media, LP (5)) 45 North Broad Street Ridgewood, NJ 07450	Media	First Lien Secured Debt(4), 1M L+600, 11/01/2026 Common Equity(4)	0.4%	6,851

Integrity Marketing Acquisition, LLC 1445 Ross Avenue, 22nd Floor Dallas, TX 75202	Insurance	First Lien Secured Debt(4), 3M L+550, 08/27/2025	—	23,911

Inventus Power, Inc. 1200 Internationale Parkway Woodridge, IL 60517, USA	Electronics	Second Lien Secured Debt, 3M L+850, 09/29/2024	—	16,178

K2 Pure Solutions NoCal, L.P. 3515 Massillion Road, Ste. 290 Uniontown, OH 44685	Chemicals, Plastics and Rubber	First Lien Secured Debt(4), 1M L+700, 12/20/2023	—	12,367

Kinetic Purchaser, LLC 12552 S. 125 West Draper, UT 84020	Consumer Products	First Lien Secured Debt(4), 3M L+600, 11/10/2027 Common Equity	—	25,346

Lariat ecoserv Co-invest Holdings, LLC(5) 1331 17th Street, Ste. 812 Denver, CO 80202	Environmental Services	Common Equity	2.6%	1,116

Lash OpCo, LLC (Gauge Lash Coinvest LLC) 1256 Main Street, Suite 256 Southlake, TX 76092	Consumer Products	First Lien Secured Debt(4), 1M L+700, 02/18/2027 Common Equity	0.7%	19,345

LAV Gear Holdings, Inc. 3165 W Sunset Rd, Las Vegas, NV 89118	Leisure, Amusement, Motion Pictures, Entertainment	First Lien Secured Debt, 1M L+750 (PIK 5.0%), 10/31/2024	—	755

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)		Fair Value (in thousands)
Ledge Lounger, Inc. (SP L2 Holdings, LLC) 616 Cane Island Pkwy Suite 200 Katy, TX 77494	Consumer Products	First Lien Secured Debt(4), 3M L+625, 11/09/2026 Common Equity	1.2%		11,194

Lightspeed Buyer Inc. (Lightspeed Investment Holdco LLC) 1457 East 40th Street Cleveland, OH 44103	Healthcare, Education and Childcare	First Lien Secured Debt(4), 1M L+575, 02/03/2026 Common Equity	0.2%		5,390

Lombart Brothers, Inc. 5358 Robin Hood Road Norfolk, VA 23513	Healthcare, Education and Childcare	First Lien Secured Debt, 1M L+625, 04/13/2023	—		2,788

Management Consulting & Research, LLC 2010 Corporate Ridge #850 McLean, VA 22102	Aerospace and Defense	First Lien Secured Debt(4), 3M L+600, 08/16/2027	—		13,661

Mars Acquisition Holdings Corp. (Mars Intermediate Holdings II, Inc. (5)) 25200 Telegraph Rd., 5th Floor Southfield, MI 48033	Media	First Lien Secured Debt(4), —, 05/14/2026 Preferred Equity Common Equity	—		657

MBS Holdings, Inc. 880 Montclair Road Suite 400 Birmingham, AL 35213	Telecommunications	First Lien Secured Debt(4), —, 04/16/2027	—		(7)

Meadowlark Acquirer, LLC (Meadowlark Title, LLC (5)) 888 Boylston, Ste. 1600, Boston, MA, 02199	Business Services	First Lien Secured Debt(4), 3M L+550, 12/10/2027 Common Equity	0.8	%(3)	3,864

MeritDirect, LLC (MeritDirect Holdings, LP (5)) 2 International Drive Rye Brook, NY 10573	Media	First Lien Secured Debt(4), 3M L+550, 05/23/2024 Preferred Equity Common Equity	—		6,646

Municipal Emergency Services, Inc. 12 Turnberry Ln Sandy Hook, CT 06482	Distribution	First Lien Secured Debt(4), 3M L+500, 09/28/2027 Common Equity	2.1%		10,703

NBH Group LLC 3035 S Maryland Pkwy #110 Las Vegas, NV 89109	Healthcare, Education and Childcare	First Lien Secured Debt(4), —, 08/19/2026	—		(12)

Neptune Flood Incorporated(6) 400 6th Street S. St. Petersburg, FL 33701	Financial Services	First Lien Secured Debt, 3M L+600, 10/14/2026	—		4,797

OHCP V BC COI, L.P.(5) 525 West Monroe Street Chicago, IL 60661	Distribution	Common Equity(4)	—	(7)	446

OIS Management Services, LLC (Oral Surgery (ITC) Holdings, LLC (5)) 2600 S 56th Street A Lincoln, NE 68506	Healthcare, Education and Childcare	First Lien Secured Debt(4), 3M L+450, 07/09/2026 Common Equity	—	(7)	1,820

One Stop Mailing, LLC 601 Regency Drive Glendale Heights, IL 60139	Cargo Transport	First Lien Secured Debt, 3M L+625, 05/07/2027	—		9,709

ORL Acquisition, Inc. (ORL Holdco, Inc.) 5555 N Beach St #4100, Fort Worth, TX 76137	Business Services	First Lien Secured Debt(4), 3M L+525, 09/03/2027 Preferred Equity Common Equity	0.1%		5,081

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)	Fair Value (in thousands)
Ox Two, LLC 22260 Haggerty Road #365 Northville, MI 48167	Building Materials	First Lien Secured Debt(4), 1M L+600, 05/18/2026	—	17,045

PL Acquisitionco, LLC (Pink Lily Holdco, LLC (5)) 323 Mitch McConnell Way Bowling Green KY 42101	Retail	First Lien Secured Debt(4), 3M L+650, 11/09/2027 Common Equity	0.4%	10,333

PRA Events, Inc. (CI (Allied) Investment Holdings, LLC(5)) One North LaSalle Street Chicago, IL 60602	Business Services	First Lien Secured Debt, 3M L+1,050 (PIK 11.5%), 08/07/2025 Common Equity	1.5%	26,567

Quantic Electronics, LLC Four Embarcadero Center, Suite 3460 San Francisco, CA 94111	Aerospace and Defense	First Lien Secured Debt(4), 1M L+625, 11/19/2026	—	2,657

QuantiTech LLC (QuantiTech InvestCo LP (5)) (QuantiTech InvestCo II LP (5)) 360A Quality Circle Suite 100 Huntsville, AL 35806	Aerospace and Defense	Second Lien Secured Debt, 3M L+1,000, 02/04/2027 Common Equity(4)	0.3%	529

Questex, LLC 275 Grove Street, Suite 2-130 Newton, MA 02466	Media	First Lien Secured Debt(4), 3M L+500, 09/07/2024	—	22,148

Radius Aerospace, Inc. 153 Extrusion Place Hot Springs, AR 71901	Aerospace and Defense	First Lien Secured Debt(4), 3M L+575, 03/29/2025	—	(22)

Rancho Health MSO, Inc. (RFMG Parent, LP) 31720 Temecula Pkwy Suite 100 Temecula, CA 92592	Healthcare, Education and Childcare	First Lien Secured Debt(4), —, 12/18/2025 Common Equity	0.8%	1,154

Recteq, LLC (NEPRT Parent Holdings, LLC (5)) 1061 Triad Ct., Ste. 3 Marietta, GA 30062	Consumer Products	First Lien Secured Debt(4), 3M L+600, 01/29/2026 Common Equity	0.6%	1,273

Research Horizons, LLC 1140 Broadway, Suite 1002 New York, NY 10001	Media	First Lien Secured Debt, 1M L+625, 06/28/2022	—	22,776

Research Now Group, Inc. and Dynata, LLC 5800 Tennyson Parkway, Suite 600 Plano, TX 75024	Business Services	First Lien Secured Debt, 3M L+550, 12/20/2024	—	2,835

Riverpoint Medical, LLC 825 NE 25th Avenue Portland, OR 97232	Healthcare, Education and Childcare	First Lien Secured Debt(4), —, 06/20/2025	—	(3)

Riverside Assessments, LLC One Pierce Pl, Suite 900W Itasca, IL 60143	Education	First Lien Secured Debt, 3M L+575, 03/10/2025	—	15,320

Sales Benchmark Index LLC (SBI Holdings Investments LLC) 2021 McKinney Avenue Suite 550 Dallas, TX 75201	Business Services	First Lien Secured Debt(4), 3M L+600, 01/07/2025 Common Equity	0.4%	302

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)	Fair Value (in thousands)
Sargent & Greenleaf Inc. One Security Drive Nicholasville, KY 40356	Electronics	First Lien Secured Debt(4), 3M L+550, 12/20/2024	—	493

Schlesinger Global, Inc. (Gauge Schlesinger Coinvest, LLC) 101 Wood Avenue South, Suite 501 Iselin, NJ 08830	Business Services	First Lien Secured Debt(4), 3M L+700 (PIK 1.0%), 07/14/2025 Common Equity	— (7)	4,411

Sigma Defense Systems, LLC (Delta InvestCo LP (5)) 1812 Macon Rd, Perry, GA 31069	Telecommunications	First Lien Secured Debt(4), 3M L+850, 12/18/2025 Common Equity(4)	1.4%	25,603

Signature Systems Holding Company (Signature CR Intermediate Holdco, Inc.) 1201 Lakeside Parkway, Suite 150 Flower Mound, TX 75028	Chemicals, Plastics and Rubber	First Lien Secured Debt(4), —, 05/03/2024 Preferred Equity Common Equity	1.9%	1,408

Solutionreach, Inc. 2600 N. Ashton Blvd. Lehi, UT 84043	Communications	First Lien Secured Debt(4), —, 01/17/2024	—	—

Spear Education, LLC 7201 E Princess Boulevard Scottsdale, AZ 85255	Education	First Lien Secured Debt(4), 3M L+500, 02/26/2025	—	14,860

SSC Dominion Holdings, LLC 215 Spadina Avenue, Suite 200 Toronto, ON MST 2C7	Electronics	Common Equity	2.9%	5,619

TAC LifePort Purchaser, LLC (TAC LifePort Holdings, LLC (5)) 1610 Heritage St Woodland, WA 98674	Aerospace and Defense	First Lien Secured Debt(4), 3M L+600, 03/01/2026 Common Equity	0.4%	240

The Aegis Technologies Group, LLC 4601 N. Fairfax Drive, Suite 900 Arlington, VA, 22203	Aerospace and Defense	First Lien Secured Debt, 3M L+600, 10/31/2025	—	11,180

The Bluebird Group LLC 81 South Ninth Street, Suite 420, Minneapolis, MN, 55402	Business Services	First Lien Secured Debt(4), 3M L+700, 07/27/2026	—	2,644

The Vertex Companies, LLC (TWD Parent Holdings, LLC) 398 Libbey Industrial Pkwy, Weymouth, MA 02189	Business Services	First Lien Secured Debt(4), —, 08/30/2027 Preferred Equity Common Equity	— (7)	21

TPC Canada Parent, Inc. and TPC US Parent, LLC(6) (TPC Holding Company, LP(6)) 151 Struthers Street Warren, PA 16365	Food	First Lien Secured Debt, 3M L+525, 11/24/2025 Preferred Equity Common Equity	0.4%	1,986

TVC Enterprises, LLC (Gauge TVC Coinvest, LLC) 6100 Lake Forrest Drive Atlanta, GA 30328	Transportation	First Lien Secured Debt(4), 1M L+575, 03/26/2026 Common Equity	1.5%	18,752

TWS Acquisition Corporation 120 N. 44th Street #230 Phoenix, AZ 85034	Education	First Lien Secured Debt(4), 1M L+625, 06/16/2025	—	4,137

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)		Fair Value (in thousands)
Tyto Athene, LLC (NXOF Holdings, Inc.) 510 Spring Street, Suite 200 Herndon, VA 20170	Aerospace and Defense	First Lien Secured Debt, 3M L+550, 04/01/2026 Preferred Equity Common Equity	0.2%		5,437

U.S. Well Services, Inc. 770 South Post Oak Lane, Suite 405 Houston, TX 77056	Oil and Gas	Common Equity	4.0%		414

UniVista Insurance (5) 528 NW 7th Ave, Miami, FL 33136	Business Services	Common Equity	0.2%		413

VT Topco, Inc. (Green Veracity Holdings, LP) 290 West Mount Pleasant Avenue, Suite 3200 Livingston, NJ 07039	Business Services	Second Lien Secured Debt, 3M L+675, 08/17/2026 Common Equity	0.3%		20,700

Walker Edison Furniture Company LLC (JWC-WE Holdings, L.P. (5)) 4350 West 2100 South, Suite A Salt Lake City, UT 84120	Home and Office Furnishings	First Lien Secured Debt, 3M L+875, 03/31/2027 Common Equity	1.3%		28,265

Wildcat Buyerco, Inc. (Wildcat Parent, LP) 9730 Northcross Center Court Huntersville, NC 28078	Electronics	First Lien Secured Debt, 3M L+575, 02/27/2026 Common Equity	0.1%		4,633

Zips Car Wash, LLC 1809 East Parker Road Jonesboro, AR 72404	Auto Sector	First Lien Secured Debt(4), 3M L+675, 03/01/2024	—		22,955

Companies 5% to 24% Owned
ETX Energy, LLC(5) 10441 S. Regal Blvd. Ste. 210 Tulsa, OK 74133	Oil and Gas	Preferred Equity	14.4	%(3)	—

Companies 25% or More Owned
AKW Holdings Limited(6) Unit L, Snugborough Trading Estate Braddan, Isle of Man IM4 4LH	Healthcare, Education and Childcare	First Lien Secured Debt, 3M L+700, 03/13/2024 Common Equity	81.8	%(3)	44,697

MailSouth, Inc. (MSpark, LLC) 5901 Highway 52 East Helena, AL 35080	Printing and Publishing	Second Lien Secured Debt, 15.0% fixed (PIK 15.0%), 04/23/2025 Common Equity	51.1	%(3)	11,506

MidOcean JF Holdings Corp. 1330 St. Mary’s Street, Ste. 210 Raleigh, NC 27605	Distribution	Preferred Equity Common Equity	35.8	%(3)	51,122

PennantPark Senior Loan Fund, LLC(6) 1691 Michigan Avenue, Miami Beach, FL 33139	Financial Services	Subordinated Debt, 3M L+800, 07/31/2027 Common Equity	50.0	%(3)	105,754

PT Network Intermediate Holdings, LLC(5) (CI (PTN) Investment Holdings II, LLC(5)) 501 Fairmount Avenue Towson, MD 21286	Healthcare, Education and Childcare	Second Lien Secured Debt, 3M L+1,000 PIK, 11/30/2024 Preferred Equity Common Equity	62.1	%(3)	224,025

Name and Address of Portfolio Company	Nature of Business	Type of Investment, Interest(1), Maturity	Voting Percentage Ownership(2)		Fair Value (in thousands)
RAM Energy Holdings LLC(5) 2100 South Utica Avenue, Ste. 165 Tulsa, OK 74114	Energy and Utilities	Common Equity	100.0	%(3)	76,461

Total Investments					$1,445,390

(1)

Represents basis point spread above index for floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR or “L,” or Prime rate, or “P.” The spread may change based on the type of rate used. The terms disclosed are the actual interest rate in effect as of 12/31/21. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day LIBOR rate (1M L, 2M L, 3M L, or 6M L, respectively), at the borrower’s option. All securities are subject to a LIBOR or Prime rate floor where a spread is provided, unless noted. The spread provided includes payment-in-kind, or “PIK” interest and other fee rates, if any.

(2)	Voting ownership percentage refers only to common equity, preferred equity and warrants held, if any, were we to have voting rights.
(3)	We hold one or more voting seats on the portfolio company’s board of directors/managers.
(4)

Includes the purchase of a security with delayed settlement or a revolving line of credit that is currently an unfunded investment, that does not earn a basis point spread above an index while it is unfunded.

(5)	Investment is held through our Taxable Subsidiary.
(6)

The investment is treated as a non-qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. As of December 31, 2021, qualifying assets represent 90% of the Company’s total assets and non-qualifying assets represent 10% of the Company’s total assets.

(7)	Less than 0.1% voting ownership percentage.

Set forth below is a brief description of each portfolio company in which we have made an investment that represents greater than 5% of our total assets as of December 31, 2021:

PennantPark Senior Loan Fund, LLC (Financial Services)

PSLF is an unconsolidated joint venture between the Company and certain entities and managed accounts of the private credit investment manager of Pantheon Ventures (UK) LLP, or Pantheon, which invests primarily in middle-market and other corporate debt consistent with the Company’s strategy.

PT Network Intermediate Holdings, LLC (CI (PTN) Investment Holdings II, LLC) (Healthcare, Education and Childcare)

PT Network Intermediate Holdings, LLC is a provider of physical therapy, corporate wellness and occupational health services.

RAM Energy Holdings LLC (Energy and Utilities)

RAM Energy Holdings LLC is an exploration and production company focused on operations in the East Texas.

The table below describes investments by industry classification and enumerates the percentage, by fair value, of the total portfolio assets (excluding cash and cash equivalents) in such industries as of:

Industry Classification	December 31, 2021(1)	September 30, 2021(1)
Healthcare, Education and Childcare	25%	23%
Consumer Products	9	9
Business Services	8	9
Aerospace and Defense	7	2
Media	7	7
Distribution	6	7
Energy and Utilities	6	7
Auto Sector	3	—
Education	3	3
Environmental Services	3	6
Telecommunications	3	2
Building Materials	2	3
Electronics	2	2
Home and Office Furnishings	2	3
Insurance	2	2
Other Media	2	2
Cargo Transport	1	1
Chemicals, Plastics and Rubber	1	1
Hotels, Motels, Inns and Gaming	1	4
Manufacturing / Basic Industries	1	1
Personal and Non-Durable Consumer Products	1	1
Personal, Food and Miscellaneous Services	1	1
Printing and Publishing	1	2
Transportation	1	2
Other	2	—

Total	100%	100%

(1)	Excludes investments in PSLF.

PORTFOLIO MANAGEMENT

Our Investment Adviser, which manages our day-to-day investment activities under the supervision of our board of directors, has seven experienced senior investment professionals. These senior investment professionals of the Investment Adviser have worked together for many years and average over 25 years of experience in the senior lending, mezzanine lending, leveraged finance, distressed debt and private equity businesses. In addition, our senior investment professionals have been involved in originating, structuring, negotiating, managing and monitoring investments in each of these businesses across changing economic and market cycles. We believe this experience and history has resulted in a strong reputation with financial sponsors, management teams, investment bankers, attorneys and accountants, which provides us with access to substantial investment opportunities across the capital markets. Below is a summary of their biographical information. Our senior investment professionals receive no compensation from us. The compensation of these individuals is paid by our Investment Adviser and compensation includes a base salary and a bonus contingent upon past and future performance.

Arthur H. Penn became the Chief Executive Officer and a Director of PennantPark Investment at its inception in 2007. Mr. Penn is the Founder, Chairman and Chief Executive Officer of the Company and Managing Member of the Adviser and the Administrator. Mr. Penn co-founded Apollo Investment Management in 2004, where he was a Managing Partner from 2004 to 2006. He also served as Chief Operating Officer of Apollo Investment Corporation from its inception in 2004 to 2006, and served as President and Chief Operating Officer of that company in 2006. Mr. Penn was formerly a Managing Partner of Apollo Value Fund L.P. (formerly Apollo Distressed Investment Fund, L.P.) from 2003 to 2006. From 2002 to 2003, prior to joining Apollo, Mr. Penn was a Managing Director of CDC-IXIS Capital Markets. Mr. Penn previously served as Global Head of Leveraged Finance at UBS Warburg LLC (now UBS Investment Bank) from 1999 through 2001. Prior to joining UBS Warburg, Mr. Penn was Global Head of Fixed Income Capital Markets for BT Securities and BT Alex Brown Incorporated from 1994 to 1999. In these capacities, Mr. Penn oversaw groups responsible for more than 200 high-yield and leveraged bank financings aggregating over $34 billion in capital raised. From 1992 to 1994, Mr. Penn served as Head of High Yield Capital Markets at Lehman Brothers.

José A. Briones joined PennantPark Investment Advisers in December 2009. Previously, Mr. Briones was a Partner of Apollo Investment Management, L.P. and a member of its investment committee since 2006. He was a Managing Director with UBS Securities LLC in the Financial Sponsors and Leveraged Finance Group from 2001 to 2006. Prior to joining UBS he was a Vice President with JP Morgan in the Global Leveraged Finance Group from 1999 to 2001. From 1992 to 1999, Mr. Briones was a Vice President at BT Securities and BT Alex Brown Inc. in the Corporate Finance Department.

Salvatore Giannetti III joined PennantPark Investment Advisers in February 2007. Previously, Mr. Giannetti was a Partner in the private equity firm Wilton Ivy Partners since 2004. He was a Managing Director at UBS Securities LLC in its Financial Sponsors and Leveraged Finance Group from 2000 to 2001. From 1997 to 2000, Mr. Giannetti was a Managing Director in the Investment Banking Division at Deutsche Bank (joining BT Securities and BT Alex Brown Inc.). From 1986 to 1997, Mr. Giannetti worked in the Investment Banking, Syndicated Loan & Private Equity groups at Chase Securities Inc. and its predecessor firms, Chemical Securities and Manufacturers Hanover.

Ryan Raskopf joined PennantPark Investment Advisers in August 2007. Previously, Mr. Raskopf was an Analyst in the Financial Institutions Group at Credit Suisse Securities (USA) LLC from 2005 to 2007.

Dan Horn joined PennantPark Investment Advisers in June 2015. Previously, Mr. Horn spent two and a half years at Loop Capital Markets in the Corporate Investment Banking Division based in Chicago from 2013 to 2015, two years in a similar role at boutique firm TTK Partners from 2011 to 2013, and 12 years at Deutsche Bank Securities and its predecessor firm, Bankers Trust, from 1991 to 2003. He also served as Chief Financial Officer of Unicous Marketing from 2005 to 2008, and served as Vice President of Finance at GDX Automotive in 2004.

James Stone joined PennantPark Investment Advisers in July 2015. Previously, Mr. Stone was a Managing Director and Head of Financial Sponsor Coverage at Cowen and Company, which he joined in 2012. He has over 20 years of leveraged finance experience, including Managing Director positions at Gleacher & Company, Macquarie Capital, Imperial Capital, and Credit Suisse. Before joining Credit Suisse, he served as a Vice President in the Financial Sponsor Coverage Group at DLJ, as an Associate in the Corporate Finance Department at BT Securities, and was an Associate at BT Alex. Brown.

Steve Winograd joined PennantPark Investment Advisers in September 2015. Previously, Mr. Winograd spent 33 years in Investment Banking, Restructuring Advisory and Private Equity Investing. His Investment Banking experience includes 25 years originating and executing leveraged finance, M&A, and public and private equity transactions for private equity firms and their portfolio companies. During this period he held senior positions in the Financial Sponsors Groups of BMO Capital Markets from 2011 to 2015, Bank of America Merrill Lynch from 2004 to 2011, Deutsche Bank from 2000 to 2004, Bear Stearns from 1994 to 2000, and Drexel Burnham Lambert from 1984 to 1989. He was also an associate for two years in the Corporate Finance Group of Shearson/American Express from 1982 to 1984. His Restructuring Advisory experience includes four years originating, negotiating and consummating restructuring advisory assignments at The Argosy Group from 1992 to 1994 and the Mercury Financial Group from 1990 to 1992. His Private Equity experience includes two years originating and closing control private equity investments as a General Partner of The Blackstone Group from 1989 to 1990. He is also currently a Director of Mspark, LLC and previously served as an Independent Director of Shopko Stores, Caesars Entertainment Operating Company, The Gymboree Corporation, and Linn Acquisition Company, LLC.

In addition to managing our investments, as of December 31, 2021, our portfolio managers also managed investments on behalf of the following entities:

Name	Entity	Investment Focus	Gross Assets ($ in millions)
PennantPark Floating Rate Capital Ltd.	Business development company	Primarily floating rate loans, with an emphasis on senior secured loans, in middle-market leveraged companies.	$1,265

PennantPark Senior Secured Loan Fund I LLC	Joint Venture	Primarily floating rate loans, with an emphasis on senior secured loans, in middle-market leveraged companies.	$683

PennantPark Senior Loan Fund, LLC	Joint Venture	Primarily invests in middle-market and other corporate debt consistent with the Company’s strategy.	$445

Other Managed Funds	Direct Lending Funds	Other credit opportunities	$1,568

The following table sets forth the dollar range of our common stock beneficially owned by each of our senior investment professionals as of December 31, 2021. Information as to the beneficial ownerships is based on information furnished to us by such persons. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Dollar Range of the Common Stock of PennantPark Investment Corporation(1)
Arthur H. Penn(2)	Over $1,000,000
José A. Briones	$500,001 - $1,000,000
Salvatore Giannetti III	$500,001 - $1,000,000
Ryan Raskopf	$500,001 - $1,000,000
Dan Horn	$100,001 - $ 500,000
James Stone	$ 1 - $ 10,000
Steve Winograd	$ 50,001 - $ 100,000

(1)

Dollar ranges are as follows: None; $1-$10,000; $10,001-$50,000; $50,001-$100,000; $100,001-$500,000; $500,001-$1,000,000; or over $1,000,000. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) promulgated under the Exchange Act.

(2)	Also reflects holdings of PennantPark Investment Advisers, LLC.

DETERMINATION OF NET ASSET VALUE

The NAV per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares outstanding.

As a BDC, we generally invest in illiquid securities including debt and equity investments of middle-market companies.

We expect that there may not be readily available market values for many of the investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our board of directors using a documented valuation policy and a consistently applied valuation process, as described herein. With respect to investments for which there is no readily available market value, the factors that the board of directors may take into account in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event to corroborate or revise our valuation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the differences may be material. Our investments are generally structured as debt and equity investments in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by our Investment Adviser and independent valuation firms are based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy as described below. Our portfolio generally consists of illiquid securities, including debt and equity investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our board of directors undertakes a multi-step valuation process each quarter, as described below:

(1)

Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of our Investment Adviser responsible for the portfolio investment;

(2)	Preliminary valuation conclusions are then documented and discussed with the management of our Investment Adviser;

(3)

Our board of directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review management’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)

The audit committee of our board of directors reviews the preliminary valuations of our Investment Adviser and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)

Our board of directors discusses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of our Investment Adviser, the respective independent valuation firms and the audit committee.

Our board of directors generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at the bid prices obtained from at least two brokers or dealers, if available, or otherwise from a principal market maker or a primary market dealer. The Investment Adviser assesses the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

To the extent we invest in derivative instruments in the future, such instruments would be valued in accordance with our valuation policy.

Fair value, as defined under the Financial Accounting Standards Board’s Accounting Standards Codification, Topic 820, Fair Value Measurements and Disclosures, or ASC 820, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1:	Inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2:	Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3:	Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments, our Truist Credit Facility and our SBA debentures are classified as Level 3. Our 2026 Notes and our 2026 Notes-2 are classified as Level 2 as they are financial instruments with readily observable market inputs. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

The SEC recently adopted Rule 2a-5 under the 1940 Act which established requirements for determining fair value in good faith purposes of the 1940 Act. We will comply with the requirement of the rule before the required compliance date in 2022.

Determinations In Connection With Offerings

In connection with each offering of shares of our common stock, our board of directors or a committee thereof is required to make the determination that we are not selling shares of our common stock at a price below the then current NAV of our common stock at the time at which the sale is made or otherwise in violation of the 1940 Act unless we receive the consent of the majority of our common stockholders to do so, and the board of directors decides that such an offering is in the best interests of our common stockholders. Our board of directors will consider the following factors, among others, in making such determination:

•	the NAV of our common stock disclosed in the most recent periodic report that we filed with the SEC;

•

our management’s assessment of whether any change in the NAV of our common stock has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recent public filing with the SEC that discloses the NAV of our common stock and ending two days prior to the date of the sale of our common stock; and

•

the magnitude of the difference between the offering price of the shares of our common stock in the proposed offering and management’s assessment of any change in the NAV of our common stock during the period discussed above.

Whenever we do not have current stockholder approval to issue shares of our common stock at a price per share below our then current NAV per share, the offering price per share (exclusive of any distributing commission or discount) will equal or exceed our then current NAV per share, based on the value of our portfolio securities and other assets determined in good faith by our board of directors as of a time within 48 hours (excluding Sundays and holidays) of the sale. See “Sales Of Common Stock Below Net Asset Value” for more information.

In addition, we will only sell shares of our common stock at a price below NAV per share if the following conditions are met:

•	A majority of our independent directors who have no financial interest in the sale must have approved the sale; and

•

A majority of such directors, in consultation with the underwriters of the offering if it is to be underwritten, must have determined in good faith, and as of a time immediately prior to the first solicitation by us or on our behalf of firm commitments to purchase such shares or immediately prior to the issuance of such shares, that the price at which such shares are to be sold is not less than a price which closely approximates the market value of those shares, less any underwriting commission or discount.

We may, however, subject to the requirements of the 1940 Act, issue subscription rights to acquire our common stock at a price below the current NAV of the common stock if our board of directors determines that such sale is in our best interests and the best interests of our common stockholders. In any such case, the price at which our securities are to be issued and sold may not be less than a price, that in the determination of our board of directors, closely approximates the market value of such securities. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then current NAV per share of common stock, excluding underwriting commissions, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued. If we raise additional funds by issuing more common stock or warrants or senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our common stockholders at that time would decrease, and our common stockholders may experience dilution.

These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations of the board of directors described in this section, and we will maintain these records with other records that we are required to maintain under the 1940 Act.

DIVIDEND REINVESTMENT PLAN

We have adopted a dividend reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our board of directors authorizes, and we declare, a cash dividend or other distribution, then our stockholders who have not ‘opted out’ of our dividend reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.

No action is required on the part of registered stockholders to have their cash dividend or other distribution reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, LLC, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than the record date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share.

Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends and other distributions in cash by notifying their broker or other financial intermediary of their election.

Generally, we intend to issue new shares to implement the plan, when our shares are trading at a premium to our NAV per share. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on The New York Stock Exchange on the valuation date for such distribution. Market price per share on that date will be the closing price for such shares on The New York Stock Exchange or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the dividend or other distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated.

Except as described below, the plan administrator’s fees will be paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commissions from the proceeds. Additionally, there are brokerage commissions, currently $0.03 per share, incurred in connection with open market purchases.

Stockholders who receive dividends and other distributions in the form of stock are generally subject to the same federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend or other distribution from us will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received in a dividend or other distribution will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com or by filling out the transaction request form located at bottom of their statement and sending it to the plan administrator.

The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend by us. All correspondence concerning the plan should be directed to the plan administrator by mail at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219, or by the plan administrator’s Interactive Voice Response System at 1-800-278-4353.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law and on our charter and bylaws. This summary is not necessarily complete, and we refer you to the Maryland General Corporation Law and our charter and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

As of March 31, 2022, our authorized capital stock consisted of 100,000,000 shares of stock, par value $0.001 per share, all of which is classified as common stock. Our common stock is quoted on The New York Stock Exchange under the ticker symbol “PNNT.” There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

The last reported closing market price of our common stock on April 19, 2022 was $7.95 per share. As of March 31, 2022, we had 6 stockholders of record.

The following are our outstanding classes of securities as of March 31, 2022:

Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding
Common Stock, par value $0.001 per share	100,000,000	—	66,131,651

Under our charter, our board of directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of shares of stock without obtaining stockholder approval. As permitted by the Maryland General Corporation Law, our charter provides that the board of directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up of PennantPark Investment, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to obligate us to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust employee benefit plan, or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to a proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and, without requiring a preliminary determination of the ultimate entitlement to indemnification to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

In addition to the indemnification provided for in our charter and bylaws, we have entered into indemnification agreements with each of our current directors and certain of our officers that provide for the maximum indemnification permitted under Maryland law and the 1940 Act.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Provisions of the Maryland General Corporation Law and our Charter and Bylaws

The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified board of directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. The terms of the first, second and third classes will expire at the annual meeting of stockholders held in 2023, 2024 and 2025 respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of directors

Our charter and bylaws provide that the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote in the election of directors will be required to elect a director. Pursuant to the charter, our board of directors may amend the bylaws to alter the vote required to elect directors.

Number of directors; vacancies; removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than four nor more than eight. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Action by stockholders

Under the Maryland General Corporation Law, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous consent, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance notice provisions for stockholder nominations and stockholder proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purposes of electing directors by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of special meetings of stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of extraordinary corporate action; amendment of charter and bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that certain charter amendments and any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company or any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 80 percent of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by at least two-thirds of our continuing directors (in addition to approval by our board of directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as our current directors as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on the board of directors.

Our charter and bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No appraisal rights

Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act discussed below, as permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Control share acquisitions

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future to the extent permitted by the 1940 Act.

The Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Business combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such Act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF OUR PREFERRED STOCK

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act.

The 1940 Act generally requires that (1) immediately after issuance and before any distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 66 2/3% of our total assets less liabilities not represented by indebtedness, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash dividends at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock can range from quarterly to weekly and are subject to extension. We expect the dividend rate to be variable and determined for each dividend period.

DESCRIPTION OF OUR WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common or preferred stock or a specified principal amount of debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants will commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years, (2) the exercise price is not less than the market value of our common stock at the date of issuance, (3) if no such market value exists for our common stock, the exercise price is not less than the then current NAV per share of our common stock (unless the requirements of Section 63 of the 1940 Act are met), (4) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of us and our stockholders and (5) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then current NAV per share of common stock, excluding underwriting commissions, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the exercise price or a formula for the determination of the exercise price for such subscription rights;

•	the number or a formula for the determination of the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights would commence, and the date on which such rights will expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock or other securities at such exercise price as will in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby or another report filed with the SEC. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock or other securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to stockholders, persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting or other arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR DEBT SECURITIES

In October 2021, we issued $165.0 million in aggregate principal amount of our 2026 Notes-2 at a public offering price per note of 99.436%. Interest on the 2026 Notes is paid semi-annually on May 1 and November 1 of each year, at a rate of 4.00% per year, commencing May 1, 2022. The 2026 Notes-2 mature on November 1, 2026 and may be redeemed in whole or in part at our option subject to a make-whole premium if redeemed more than three months prior to maturity. The 2026 Notes-2 are general, unsecured obligations and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 2026 Notes-2 are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles, or similar facilities. We do not intend to list the 2026 Notes-2 on any securities exchange or automated dealer quotation system.

In April 2021, we issued $150.0 million in aggregate principal amount of our 2026 Notes at a public offering price per note of 99.4%. Interest on the 2026 Notes is paid semi-annually on May 1 and November 1 of each year, at a rate of 4.50% per year, commencing November 1, 2021. The 2026 Notes mature on May 1, 2026 and may be redeemed in whole or in part at our option subject to a make-whole premium if redeemed more than three months prior to maturity. The 2026 Notes are general, unsecured obligations and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 2026 Notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles, or similar facilities. We do not intend to list the 2026 Notes on any securities exchange or automated dealer quotation system.

We may issue additional debt securities in one or more series. The specific terms of each additional series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered in the United States, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, see “Description of our Debt Securities—Events of Default” for more information. Second, the trustee performs certain administrative duties for us, such as sending interest and principal payments to holders.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities issued pursuant to this prospectus and any accompanying prospectus supplement. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest, you will need to read the indenture. See “Available Information” for information on how to obtain a copy of the indenture.

A prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities and whether or not the offering may be reopened for additional securities of that series and on what terms;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	any special federal income tax implications, including, if applicable, federal income tax considerations relating to original issue discount, or “OID”;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Under the provisions of the 1940 Act, we are permitted, as a BDC, to issue debt only in amounts such that we are in compliance with our asset coverage ratio, as defined in the 1940 Act, excluding the SBA debentures due to SEC exemptive relief granted in June 2011. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and any prospectus supplement, or offered debt securities, and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities, or underlying debt securities may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of, or premium or interest, if any, on, debt securities will include additional amounts if required by the terms of the debt securities.

The indenture limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Description of our Debt Securities—Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

A prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

If any debt securities are convertible into shares of our common stock, the exercise price for such conversion will not be less than the NAV per share at the time of issuance of such debt securities (unless the majority of our board of directors determines that a lower exercise price is in the best interests of us and our stockholders, a majority of our stockholders (including stockholders who are not affiliated persons of us) have approved an issuance of common stock below the then current NAV per share in the 12 months preceding the issuance and the exercise price closely approximates the market value of our common stock at the time the debt securities are issued).

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will issue debt securities in book-entry only form represented by global securities.

We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor holds a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we expect that we will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Description of our Debt Securities—Global Securities—Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the debt securities to be registered in his or her name and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Description of our Debt Securities—Issuance of Securities in Registered Form” above;

•	an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	if we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series;

•

an investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee;

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Description of our Debt Securities—Issuance of Securities in Registered Form” above.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we are unable to appoint another institution to act as depositary;

•	if we notify the trustee that we wish to terminate that global security; or

•

if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Description of our Debt Securities—Events of Default.”

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “Description of our Debt Securities—Global Securities.”

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the City of New York, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	we do not pay the principal of, or any premium on, a debt security of the series on its due date;

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not deposit any sinking fund payment in respect of debt securities of the series on its due date;

•

we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; and

•	any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs, including certain defaults by any of our significant subsidiaries.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series if the default is cured or waived and certain other conditions are satisfied.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on a holder’s debt security, however, without the holder’s approval.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities;

•	alternatively, we must be the surviving company;

•	immediately after the transaction no event of default will exist;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place or currency of payment on a debt security (except as otherwise described in the prospectus or prospectus supplement);

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “Description of our Debt Securities—Modification or Waiver—Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•	for OID securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Description of our Debt Securities—Defeasance—Full Defeasance.” We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Description of our Debt Securities—Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

•

if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•

we may be required to deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

we may be required to deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service, or IRS, ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate certifying compliance with all conditions precedent to defeasance.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Description of our Debt Securities—Indenture Provisions—Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in the prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions—Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness, but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

The Trustee under the Indenture

American Stock Transfer & Trust Company, LLC is the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF OUR UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include securities issued by the U.S. Treasury. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

If a unit includes a share of common stock, the public offering price for the unit will reflect a price per share of common stock that equals or exceeds our then current NAV per share, unless the requirements of Section 63 of the 1940 Act have been satisfied. Section 63 permits us to sell shares of common stock below our then current NAV per share if: (1) the majority of our board of directors approves the offering as being in the best interests of us and our stockholders, (2) a majority of our stockholders (including a majority of our stockholders who are not affiliated persons of us) have approved the issuance of common stock below the then current NAV per share in the 12 months preceding the offering and (3) the offering price closely approximates the market value of the common stock. If the requirements of Section 63 of the 1940 Act are met, the price per share of common stock included in a unit may be below the Company’s then current NAV per share. See “Sales of Common Stock Below Net Asset Value” for more information.

Units may also include warrants to purchase shares of our common stock in the future. We may generally only offer such warrants if (1) the warrants expire by their terms within ten years, (2) the exercise price is not less than the market value of our common stock at the date of issuance, (3) the exercise prices is not less than the then current NAV per share of our common stock (unless the Section 63 requirements are met), (4) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of us and our stockholders and (5) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them have been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants at the time of issuance may not exceed 25% of our outstanding voting securities.

Units may also include subscription rights to purchase shares of our common stock. We will not offer transferable subscription rights in a unit providing for subscription at a price below the then current NAV per share of common stock, excluding underwriting commissions, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued.

Units may also include debt securities. If such debt securities are convertible into shares of our common stock, the exercise price for such conversion will not be less than the NAV per share of our common stock at the time of issuance of the unit (unless the Section 63 requirements are met).

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

BROKERAGE ALLOCATIONS AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. Subject to policies established by our board of directors, the Investment Adviser is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. The Investment Adviser does not expect to execute transactions through any particular broker or dealer, but seeks to obtain the best net results for PennantPark Investment, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the firm’s risk and skill in positioning blocks of securities. While the Investment Adviser generally seeks reasonably competitive trade execution costs, PennantPark Investment will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, the Investment Adviser may select a broker based partly upon brokerage or research services provided to the Investment Adviser and PennantPark Investment and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if the Investment Adviser determines in good faith that such commission is reasonable in relation to the services provided.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our common stock. This summary does not purport to be a complete description of the income tax considerations applicable to an investment in any of our securities. For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, persons that have a functional currency (as such term is defined in the Code) other than the U.S. dollar, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, and financial institutions. This summary assumes that investors hold our common stock as capital assets (as such term is defined in the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the IRS regarding this offering. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

A “U.S. stockholder” generally is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; or

•

a trust, if a court in the United States has primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “Non-U.S. stockholder” is a beneficial owner of shares of our common stock that is neither a U.S. stockholder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner of a partnership holding shares of our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Taxation in Connection with Holding Securities other than our Common Stock

We intend to describe in any prospectus supplement related to the offering of preferred stock, debt securities, warrants or rights offerings to purchase our common stock, the U.S. federal income tax considerations applicable to such securities as will be sold by us pursuant to that supplement, including the taxation of any debt securities that will be sold at an OID or acquired with market discount or amortizable bond premium and the tax treatment of sales, exchanges or retirements of our debt securities. In addition, we may describe in the applicable prospectus supplement the U.S. federal income tax considerations applicable to holders of our debt securities who are not “U.S. persons.”

Election to be Taxed as a RIC

We have elected to be treated, and intend to qualify annually to maintain our election to be treated, as a RIC under Subchapter M of the Code. To maintain our RIC tax election, we must, among other requirements, meet certain annual source-of-income and quarterly asset diversification requirements (as described below). We also must annually distribute dividends for U.S. federal income tax purposes to our stockholders of an amount generally at least equal to 90% of the sum of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, or investment company taxable income, and determined without regard to any deduction for dividends paid, out of the assets legally available for distribution, or the Annual Distribution Requirement.

In order to qualify as a RIC for federal income tax purposes, we must:

•	maintain an election to be treated as a BDC under the 1940 Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, net income from certain qualified publicly traded partnerships or other income derived with respect to our business of investing in such stock or securities, or the 90% Income Test; and

•	diversify our holdings, or the Diversification Tests, so that at the end of each quarter of the taxable year:

1)

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer neither represents more than 5% of the value of our assets nor more than 10% of the outstanding voting securities of the issuer; and

2)

no more than 25% of the value of our assets is invested in the securities, other than U.S. Government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or in certain qualified publicly traded partnerships.

Although not required for us to maintain our RIC tax status, in order to preclude the imposition of a 4% nondeductible federal excise tax imposed on RICs, we must distribute dividends for U.S. federal income tax purposes to our stockholders in respect of each calendar year of an amount at least equal to the sum of (1) 98% of our net ordinary income (subject to certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gain net income (i.e., the excess, if any, of our capital gains over capital losses), adjusted for certain ordinary losses, generally for the one-year period ending on October 31 of the calendar year plus (3) any net ordinary income or capital gain net income for the preceding years that was not distributed during such years on which we did not incur any corporate income tax, or the “Excise Tax Avoidance Requirement.” In addition, although we may distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions in the manner described above, we have retained and may continue to retain such net capital gains or investment company taxable income, subject to maintaining our ability to be treated as a RIC, in order to provide us with additional liquidity.

While we intend to make sufficient distributions each taxable year to avoid incurring any material U.S. federal excise tax on our earnings, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we generally will be liable for the excise tax only on the amount by which we do not meet the Excise Tax Avoidance Requirement. Under certain circumstances, however, we may, in our sole discretion, determine that it is in our best interests to retain a portion of our income or capital gains rather than distribute such amount as dividends and accordingly cause us to bear the excise tax burden associated therewith.

We may invest in partnerships which may result in our being subject to additional state, local or foreign income, franchise or other tax liabilities. In addition, some of the income and fees that we may recognize will not satisfy the 90% Income Test. In order to mitigate the risk that such income and fees would disqualify us as a RIC as a result of a failure to satisfy the 90% Income Test, we may recognize such income and fees indirectly through the Taxable Subsidiary, which is classified as a corporation for U.S. federal income tax purposes. The Taxable Subsidiary generally will be subject to corporate income taxes on its earnings, which ultimately will reduce our return on such income and fees.

Taxation as a RIC

If we qualify as a RIC, and satisfy the Annual Distribution Requirement, then we will not be subject to federal income tax on the portion of our investment company taxable income and net capital gains, determined without regard to any deduction for dividends paid, we distribute (or are deemed to have distributed) as dividends for U.S. federal income tax purposes to stockholders. Additionally, upon satisfying these requirements, we will be subject to U.S. federal income tax at the regular corporate rates on any investment company taxable income or net capital gains determined without regard to any deduction for dividends paid, that is not distributed (or deemed to have been distributed) as dividends for U.S. federal income tax purposes to our stockholders.

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold a debt instrument that is treated under applicable tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each taxable year a portion of the OID that accrues over the life of the debt instrument, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income in the taxable year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

We invest in below investment grade instruments. Investments in these types of instruments may present special tax issues for us. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, OID or market discount, when and to what extent deductions may be taken for bad debts or worthless debt instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt instruments in a bankruptcy or workout context are taxable. We will address these and other issues to the extent necessary in order to continue to maintain our qualification to be subject to tax as a RIC.

In order to enable us to make distributions to stockholders that will be sufficient to enable us to satisfy the Annual Distribution Requirement and the Excise Tax Avoidance Requirement we may need to liquidate or sell some of our assets at times or at prices that are not advantageous, raise additional equity or debt capital, take out loans, forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we borrow money, we may be prevented by loan covenants from declaring and paying dividends in certain circumstances. Even if we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements, under the 1940 Act, we are generally not permitted to make distributions to our stockholders while our debt obligations and senior securities are outstanding unless certain “asset coverage” tests or other financial covenants are met. Limits on our payment of dividends may prevent us from meeting the Annual Distribution Requirement, and may, therefore, jeopardize our qualification for taxation as a RIC, or subject us to the 4% excise tax on undistributed income.

A portfolio company in which we invest may face financial difficulty that requires us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such restructuring could, depending on the specific terms of the restructuring, cause us to recognize taxable income without a corresponding receipt of cash, which could affect our ability to satisfy the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, or result in unusable capital losses and future non-cash income. Any such restructuring could also result in our receiving assets that give rise to non-qualifying gross income for purposes of the 90% Income Test.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (a) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (b) convert long-term capital gain (currently taxed at lower rates for non-corporate taxpayers) into higher taxed short-term capital gain or ordinary income, (c) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (d) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (e) adversely alter the characterization of certain complex financial transactions, (f) treat dividends that would otherwise constitute qualified dividend income as non- qualified dividend income, (g) cause us to recognize income or gain without receipt of a corresponding cash payment, and (h) produce income that will not be qualifying income for purposes of the 90% Income Test. We will monitor our transactions and may make certain tax elections in order to mitigate the effects of these provisions; however, no assurance can be given that we will be eligible for any such tax elections or that any elections we make will fully mitigate the effects of these provisions.

Gain or loss realized by us from equity securities and warrants acquired by us as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held the particular equity security or warrant.

We are authorized to borrow funds and to sell assets in order to satisfy our Annual Distribution Requirement or Excise Tax Avoidance Requirement. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt instruments and other senior securities are outstanding unless certain asset coverage requirements are met. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

We may distribute our common stock as a dividend of our taxable income and a stockholder could receive a portion of such distributions declared and distributed by us in shares of our common stock with the remaining amount in cash. A stockholder will be considered to have recognized dividend income generally equal to the fair market value of the stock paid by us plus cash received with respect to such dividend. The total dividend declared and distributed by us generally would be taxable income to a stockholder even though only a small portion of the dividend was paid in cash to pay any taxes due on the total dividend. We have not yet elected to distribute stock as a dividend but reserve the right to do so.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders will generally not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us. If we acquire shares in a passive foreign investment company, or “PFIC,” we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or gain from the disposition of, such shares, even if such income is distributed as a taxable dividend by us to our stockholders. Additional charges in the nature of interest may be imposed on us in respect of deferred taxes arising from such distributions or gains. Furthermore, if we shares in a PFIC and elect to treat the PFIC as a qualified electing fund, or “QEF,” under the Code, in lieu of the foregoing requirements, we will be required to include in income each year a portion of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed to us. Alternatively, we may elect to mark-to-market at the end of each taxable year our shares in such PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in income. Our ability to make either election will depend on factors beyond our control, and we are subject to restrictions that may limit the availability or benefit of these elections. Under either election, we may be required to recognize in any year income in excess of our distributions from PFICs and our proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement.

If we are deemed to own ten percent (10%) or more (by vote or value) of the stock of a non-U.S. corporation that qualifies as a “controlled foreign corporation,” or “CFC,” for U.S. federal income tax purposes, we would be required to include in income the amount of the CFC’s “Subpart F income” to which it would have been entitled had the CFC currently distributed all of its earnings. Additionally, all or any part of any gain resulting from the sale or exchange of stock of the CFC could be treated as a dividend. For this purpose, a non-U.S. corporation is generally considered a CFC if more than 50% of the corporation’s stock (by vote or value) is owned, directly or indirectly or through application of certain constructive ownership rules, by U.S. persons who each own, directly or indirectly or constructively, 10% or more (by vote or value) of the non-U.S. corporation’s voting stock, or a “U.S. Shareholder.” If we are treated as receiving a deemed inclusion of income from a CFC, we would be required to include such distribution in our investment company taxable income regardless of whether we receive any distributions from such CFC, and we would be required to include such deemed inclusion of income in determining our satisfaction of the Annual Distribution Requirement and the Excise Tax Avoidance Requirement.

The PFIC rules would not apply to us with respect to any investment for any period during which the CFC rules were applicable to such investment. Furthermore, in determining the amount of any deemed inclusion of income from any CFC, we are required to include in gross income each taxable year our share of any “global intangible low-taxed income,” or “GILTI.” Rules relating to GILTI and CFCs are complex. As such, shareholders should consult their own tax advisors about the applicability and U.S. federal income tax consequences of the CFC rules to their investment in our shares, including the potential impact of rules governing the inclusion of Subpart F income and the related GILTI rules.

Our functional currency is the U.S. dollar for U.S. federal income tax purposes. Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities may be treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt denominated in a foreign currency and other financial transactions denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, may also be treated as ordinary income or loss. Some of the income and fees that we recognize, may not satisfy the 90% Income Test. In order to ensure that such income and fees do not disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may be required to recognize such income or fees through one or more entities treated as U.S. corporations for U.S. federal income tax purposes, such as the Taxable Subsidiary. While we expect that recognizing such income through such corporations will assist us in satisfying the 90% Income Test, no assurance can be given that this structure will be respected for U.S. federal income tax purposes, which could result in such income not being counted towards satisfying the 90% Income Test. If the amount of such income were too great and we were otherwise unable to mitigate this effect, it could result in our disqualification as a RIC. If, as we expect, the structure is respected, such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce the yield on such income and fees.

We are limited in our ability to deduct expenses in excess of our investment company taxable income. If our expenses in a given year exceed our investment company taxable income, we will have a net operating loss for that year. However, we are not permitted to carry forward our net operating losses to subsequent years, so these net operating losses generally will not pass through to our stockholders. In addition, expenses can be used only to offset investment company taxable income, and may not be used to offset net capital gain. As a RIC, we may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset our investment company taxable income, but may carry forward those losses, and use them to offset future capital gains, indefinitely. Further, our deduction of net business interest expense is generally limited to 30% of our “adjusted taxable income” plus “floor plan financing interest expense.”

Failure to Qualify as a RIC

If we fail to satisfy the Annual Distribution Requirement or fail to qualify as a RIC in any taxable year, unless certain cure provisions of the Code apply, we will be subject to tax in that taxable year on all of our taxable income at regular corporate tax rates, regardless of whether we make any dividend distributions to our stockholders. In that case, all of our income will be subject to corporate-level federal income tax, reducing the amount available to be distributed to our stockholders. In contrast, assuming we qualify as a RIC, our corporate-level federal income tax should be substantially reduced or eliminated. See “Election to be Taxed as a RIC” above for more information.

If we are unable to maintain our status as a RIC, we also would not be able to deduct distributions to stockholders, nor would distributions be required to be made. Distributions would generally be taxable as dividends to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, U.S. non-corporate stockholders generally would be eligible to treat such dividends as “qualified dividend income,” which generally would be subject to reduced rates of U.S. federal income tax, and dividends paid by us to certain U.S. corporate stockholders would be eligible for the dividends received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis in our common stock, and any remaining distributions would be treated as a capital gain. Moreover, if we fail to qualify as a RIC in any taxable year, to qualify again to be treated as a RIC for federal income tax purposes in a subsequent taxable year, we would be required to distribute our earnings and profits attributable to any of our non-RIC taxable years as dividends to our stockholders. In addition, if we fail to qualify as a RIC for a period greater than two consecutive taxable years, to qualify as a RIC in a subsequent taxable year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had sold the property at fair market value at the end of the taxable year) that we elect to recognize on requalification or when recognized over the next five taxable years.

The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Taxation of U.S. Stockholders

Distributions by us, including distributions pursuant to a dividend reinvestment plan or where stockholders can elect to receive cash or stock, generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. We have the ability to declare and pay a large portion of any distribution qualifying as a dividend for U.S. federal income tax purposes in shares of our stock. The IRS has promulgated guidance for publicly offered RICs stating that as long as at least 20% (10% of distributions declared on or before June 30, 2022) of the dividends are paid in cash and if certain other requirements are met, stockholders will be subject to tax on 100% of such dividends in the same manner as a cash dividend, even though most of the dividends were paid in shares of common stock.

To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, properly designated by us as “qualified dividend income,” such distributions generally will be eligible for a reduced U.S. federal income tax rate, if certain holding period requirements are satisfied. However, it is anticipated that distributions paid by us generally will not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to qualified dividends or the dividends received deduction available to corporations under the Code. A corporate U.S. stockholder may be required to reduce its basis in our common stock with respect to certain “extraordinary dividends,” as defined in Section 1059 of the Code. Corporate U.S. stockholders should consult their own tax advisors in determining the application of these rules in their particular circumstances.

Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short- term capital losses) properly designated by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains at a reduced rate in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period in such common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder. Distributions out of our current and accumulated earnings and profits will not be eligible for the 20% pass through deduction under Section 199A of the Code.

Although we currently intend to distribute any long-term capital gains as capital gain dividends at least annually, we may in the future decide to retain some or all of our long-term capital gains, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will be subject to tax on the retained amount, each U.S. stockholder will be required to include his, her or its share of the deemed distribution of net capital gains in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. The amount of the deemed distribution of net capital gains net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its common stock. Since we expect to be subject to tax on any retained capital gains at our regular corporate tax rates, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit generally will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to use the deemed distribution approach, we must provide written notice to our stockholders. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain distributions paid for that year, we may, under certain circumstances, elect to treat a distribution that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the distribution in the taxable year in which the distribution is made. However, any distribution declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the distribution was declared.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it represents a return of his, her or its investment.

A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of his, her or its shares of our common stock. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held his, her or its shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain distributions received or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of dividends or other distributions or otherwise) within 30 days before or after the disposition.

In general, individual U.S. stockholders currently are subject to a maximum federal income tax rate of 20% (depending on whether the stockholder’s income exceeds certain threshold amounts) on their net capital gain, i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to federal income tax on net capital gain at the maximum rate of 21%, and this rate also applies to ordinary income. Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate stockholders generally may not deduct any net capital losses for a year, but may carryback such losses for three taxable years or carry forward such losses for five taxable years.

A 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our shares) of U.S. individuals and on the undistributed net investment income of certain estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

Under U.S. Treasury regulations, if a U.S. Stockholder recognizes a loss with respect to either our preferred stock or common stock of $2 million or more for a non-corporate U.S. Stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year, such stockholder must file with the IRS a disclosure statement on an IRS Form 8886. Direct U.S. Stockholders of certain “portfolio securities” in many cases are excepted from this reporting requirement, but under current guidance, equity owners of a RIC are not excepted. The fact that a loss is reportable under these U.S. Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. Stockholders should consult their own tax advisors to determine the applicability of these regulations in light of their individual circumstances.

We (or if a U.S. Stockholder holds our shares through an intermediary, such intermediary) will provide information to our U.S. stockholders, as promptly as possible after the end of each calendar year, detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of distributions, if any, eligible for the preferential rate). Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

The Code requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC acquired after January 1, 2012, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

A U.S. stockholder (other than an “exempt recipient,” including a “C” corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to federal income tax withholding (“backup withholding”) at the applicable rate from all taxable distributions to any U.S. stockholder (1) who fails to furnish a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding, or (2) with respect to whom the IRS notifies a withholding agent that such stockholder has failed to properly report certain interest and distribution income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Backup withholding is not an additional tax. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s federal income tax liability and may entitle such stockholder to a refund, provided that proper information is timely provided to the IRS.

Taxation of Non-U.S. Stockholders

Whether an investment in the shares is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in our common stock.

Subject to the discussions below, distributions of our “investment company taxable income” to Non-U.S. stockholders (including interest income and net short-term capital gain) are generally expected to be subject to withholding of U.S. federal taxes at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder, we will not be required to withhold U.S. federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors. Backup withholding will not be applied to payments that have been subject to the 30% (or lower applicable treaty rate) withholding tax described in this paragraph.

In addition, with respect to certain distributions made by RICs to Non-U.S. Stockholders, no withholding is required and the distributions generally are not subject to U.S. federal income tax if (i) the distributions are properly designated in a notice timely delivered to our stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. Nevertheless, it should be noted that in the case of shares of our stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we designated the payment as an interest-related dividend or as a short-term capital gain dividend. Moreover, depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as ineligible for this exemption from withholding.

Actual or deemed distributions of our net long-term capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to federal withholding tax and generally will not be subject to federal income tax unless, (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States or (ii) in the case of an individual stockholder, the stockholder is present in the United States for a period or periods aggregating 183 days or more during the year of the sale or the receipt of the distributions or gains and certain other conditions are met.

We are required to withhold U.S. tax (at a 30% rate) on payments of taxable dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Stockholders may be requested to provide additional information to the withholding agents to enable the withholding agents to determine whether withholding is required. A non-U.S. stockholder may be exempt from the withholding described in this paragraph under an applicable intergovernmental agreement between the U.S. and a foreign government, provided that the non-U.S. stockholder and the applicable foreign government comply with the terms of such agreement.

If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a Non-U.S. stockholder will be entitled to claim a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder would be required to obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Accordingly, investment in the shares of our common stock may not be appropriate for a Non-U.S. stockholder.

A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup tax withholding of federal income tax on distributions unless the Non-U.S. stockholder provides us or the distribution paying agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8, or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Non-U.S. stockholders may also be subject to U.S. estate tax with respect to their investment in our common shares.

Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The securities may also be sold “at-the-market” to or through a market maker or into an existing trading market for the securities, on an exchange or otherwise. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may offer our shares of common stock in a public offering at-the-market to a select group of investors, in which case a stockholder may not be able to participate in such offering and a stockholder will experience dilution unless the stockholder purchases additional shares of our common stock in the secondary market at the same or lower price.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

In compliance with the guidelines of FINRA, the maximum compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this prospectus and the accompanying supplement to this prospectus may not exceed 10% of the aggregate offering price of the securities as set forth on the cover page of the supplement to this prospectus.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

SUB-ADMINISTRATOR, CUSTODIAN, TRANSFER AGENT AND TRUSTEE

BNY Mellon Investment Servicing (US) Inc., a subsidiary of The Bank of New York Mellon, provides administrative and accounting services to us under a sub-administration and accounting services agreement. The Bank of New York Mellon provides custodian services to us pursuant to a custodian services agreement. AST serves as trustee under our 2026 Notes and 2026 Notes-2. The principal business address of The Bank of New York Mellon is 240 Greenwich Street, New York, NY 10286. American Stock Transfer & Trust Company, LLC acts as our transfer agent, distribution paying agent and registrar. The principal business address of American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219, telephone number: (800) 937-5449.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus will be passed upon for us by Dechert LLP, Washington, D.C., and by Venable LLP, as special Maryland counsel. Certain legal matters will be passed upon for underwriters, if any, by the counsel named in the prospectus supplement, if any.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of PennantPark Investment Corporation as of September 30, 2021 and 2020 and for each of the years in the three-year period ended September 30, 2021 and the effectiveness of internal control over financial reporting as of September 30, 2021 incorporated in this Prospectus by reference from the PennantPark Investment Corporation Annual Report on Form 10-K for the year ended September 30, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The senior securities table of the Company included in this Prospectus and elsewhere in the Registration Statement has been included in reliance upon the report of RSM US LLP, an independent registered public accounting firm, as stated in their report filed as exhibit 99.5 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, which is incorporated herein by reference.

INDEPENDENT AUDITORS

The consolidated financial statements of RAM Energy Holdings LLC as of and for the years ended September 30, 2021, 2020, and 2019 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PT Network Intermediate Holdings, LLC as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of Dixon Hughes Goodman LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, or SBCAA, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document.

We incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus and any accompanying prospectus supplement have been sold or we otherwise terminate the offering of these securities, including all such documents we may file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement, and information previously filed with the SEC.

This prospectus and any prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on November 17, 2021 and amended on March 30, 2022, including the information specifically incorporated by reference to the Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 9, 2021; and

•	our Quarterly Report on Form 10-Q, filed with the SEC for the quarterly period ended December 31, 2021 filed on February 9, 2022;

•	our Current Report on Form 8-K, filed with the SEC on March 30, 2022.

To obtain copies of these filings, see “Available Information.”

AVAILABLE INFORMATION

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by calling us collect at (212) 905-1000 or on our website at www.pennantpark.com. Except for the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, the information on our website is not part of this prospectus or any accompanying prospectus supplement. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available free of charge on the SEC’s Internet website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by sending a request by email to: publicinfo@sec.gov.

Up to $100 million

Common Stock

PROSPECTUS SUPPLEMENT

Truist Securities	Keefe, Bruyette & Woods A Stifel Company

June 4, 2024